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Exhibit 3.30

FOURTH AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
HAVERSTICK CONSULTING, INC.

        Haverstick Consulting Inc. (the "Corporation"), a corporation duly organized and existing pursuant to the provisions of the Indiana Business Corporation Law (the "Corporation Law"), hereby amends and restates Its Articles of Incorporation as follows:

Article I.    NAME

        Section 1.01    The name of the Corporation is Haverstick Consulting, Inc.

Article II.    REGISTERED OFFICE AND AGENT

        Section 2.01    The street address of the Corporation's initial registered office is 11405 North Pennsylvania, Suite 210, Carrnel, Indiana 46032, and the name of its registered agent at such office is Anthony J. Rose.

Article IV.    NUMBER AND CLASSIFICATION OF AUTHORIZED COMMON SHARES

        Section 3.01    The total number of shares that the Corporation has authority to issue shall be 500,000,000 common shares (the "Common Shares"), consisting of 450,000,000 Voting Common Shares ("Voting Common Shares") and 50,000,000 Nonvoting Common Shares ("Nonvoting Common Shares").

        Section 3.02    The Corporation, acting by the affirmative vote or written consent of the holders of a majority of the issued and outstanding Voting Common Shares and without notice to or the approval or consent of the holders of Nonvoting Common Shares, may at any time elect to convert all or any portion of the issued and outstanding shares of Nonvoting Common Shares to a like number of Voting Common Shares. Such conversion shall be effective Immediately upon the Corporation's election and approval thereof, and all certificates representing Nonvoting Common Shares then issued and outstanding shall automatically thereupon and thereafter represent a like number of Voting Common Shares without any further action required in respect thereof. All Issued and outstanding Nonvoting Common Shares shall be automatically converted to a like number of Voting Common Shares, and all certificates representing Nonvoting Common Shares then Issued and outstanding shall automatically thereupon and thereafter represent a like number of Voting Common Shares without any further action required In respect thereof.

        Section 3.03    All of the Issued and outstanding shares of Nonvoting Common Shares shall automatically be converted to a like number of Voting Common Shares upon the occurrence of all of the following: (a) the closing of a primary sale of securities of the Corporation in a registered public offering under the Securities Act of 1933, as amended, underwritten by a regional or national underwriter, (b) pursuant to which such offering the Corporation has a pre-offering valuation in excess o($70 million, and (c) the Corporation's receipt of at least $20 million in connection with such offering.

        The Indiana Secretary of State filing office certifies that this copy is on file in this office.

        Section 3.04    The Corporation shall notify each holder of Nonvoting Common Shares whose shares are converted of such conversion, and shall replace the certificates representing such converted shares with certificates for Voting Common Shares upon surrender of the certificates for such converted shares, but the failure to do either or both of those things shall not impair the effectiveness of such conversion.

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Article IV.    TERMS OF COMMON SHARES

        Section 4.01    No Par Value.    The Common Shares shall have no par value, except that, solely for the purpose of any statute or regulation imposing any tax or tee based upon the capitalization of the Corporation, all of the Common Shares shall be deemed to have a par value of $.01 per share.

        Section 4.02    General Terms of All Common Shares.    The Board of Directors of the Corporation may dispose of, Issue, and sell Common Shares in accordance with and in such amounts as may be permitted by the Corporation Law, and for such consideration, at such price or prices, at such time or times and upon such terms and conditions as the Board of Directors of the Corporation shall determine, without the authorization or approval by any shareholders of the Corporation unless such authorization or approval is required by the Corporation Law. Common Shares may be disposed of, Issued, and sold to such persons, firms, or corporations as the Board of Directors may determine, without any preemptive or other right on the part of the owners or holders of other Common Shares to acquire such Common Shares by mason of their ownership of such other Common Shares. The Corporation shall have the power to acquire (by purchase, redemption or otherwise), hold, own, pledge, sell, transfer, assign, reissue, cancel, or otherwise dispose of the Common Shares of the Corporation in the manner and to the extent permitted by the Corporation Law. The power to purchase, redeem, or otherwise acquire the Corporation's own shares, directly or indirectly, may be exercised without pro rats treatment of the owners or holders of any class or series of shares.

        Section 4.03    Rights to Dividends and Distributions.    Except for differences in voting rights between the Voting Common Shares and the Nonvoting Common Shares as specified in Article V, the Common Shares shall be equal in every respect insofar as their relationship to the Corporation is concerned, but such equality of rights shall not imply equality of treatment as to redemption or other acquisition of shares by the Corporation. The holders of Common Shares shall be entitled to share ratably, according to the number of Common Shares held by them, in such dividends or other distributions (other than purchases, redemptions, or other acquisition of Common Shares), if any, as are declared and paid from time to time on the Common Shares at the discretion of the Board of Directors. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or Involuntary, the holders of Common Shares shall be entitled to share, ratably according to the number of Common Shares held by them, in all assets of the corporation available for distribution to its shareholders.

Article V.    VOTING RIGHTS

        Section 5.01    Voting Common Shares.    Voting Common Shares shall have unlimited voting rights. At every meeting of the shareholders of the Corporation, every holder of Voting Common Shares shall be entitled to one vote for each Voting Common Share standing in such holder's name on the share transfer records of the Corporation on the record date for such meeting.

        Section 5.02    Nonvoting Common Shares.    Except as otherwise provided by the Corporation Law, Nonvoting Common Shares shall have no voting rights or powers. Each Nonvoting Common Share shall, when validly issued by the Corporation, entitle the record holder thereof as of the applicable record date to one vote on such matters, but only on such matters, as the holders thereof are entitled to vote under the Corporation Law.

Article VI.    DIRECTORS

        Section 6.01    Number.    The number of Directors shall be fixed by, or fixed in accordance with, the Bylaws. The Bylaws may also provide for staggering the terms of the members of the Board of Directors to the fullest extent permitted by the Corporation Law.

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        Section 6.02    Vacancies.    Any vacancy in the Board of Directors, from whatever cause arising, including any increase in the size of the Board of Directors, shall be Red by selection of a new Director by a majority vote of the remaining members of the Board of Directors (even if less that a quorum); provided, however, that, it such vacancy or vacancies leave the Board of Directors with no members or if the remaining members of the Board of Directors are unable to agree upon a new Director or determine not to select a new Director, such vacancy may be filled by a vote of the shareholders at a special meeting called for that purpose or at the next annual meeting of shareholders. The term of a Director elected or selected to fill a vacancy shall expire at the end of the term for which such Director's predecessor was elected, or, in the case of a vacancy created by an increase in the size of the Board of Directors, the term of the new Director shall expire as of the next annual meeting of the shareholders or, if later, when a successor is elected and qualified.

        Section 6.03    Limited Liability of Directors.    Directors shall be immune from personal liability for any action taken as a Director, or any failure to take any action, to the fullest extent permitted by the Corporation Law and by general principles of Corporate Law.

        Section 6.04    Removal of Directors.    Any or all of the members of the Board of Directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the outstanding Common Shares then entitled to vote at an election of Directors. Directors may not be removed by the Board of Directors.

Article VII.    MISCELLANEOUS

        Section 7.01    Bylaws.    The Board of Directors, shall have the exclusive power to make, alter, amend, or repeal, or to waive provisions of, the Bylaws of the Corporation by the affirmative vote of a majority of the number of Directors then in office, except as otherwise provided by the Corporation Law.

        Section 7.02    Amendment or Repeal.    The Corporation shall be deemed, for all purposes, to have reserved the right to amend, alter, change or repeal any provision contained in these Restated Articles of Incorporation to the extent and in the manner permitted or prescribed by the Corporation Law, and all rights herein conferred upon shareholders are granted subject to such reservation.

        Section 7.03    Corporation Law.    All references in these Restated Articles of Incorporation to the Corporation Law shall mean the Indiana Business Corporation Law as it may hereafter from time to time be amended and any statute which may in the future supersede or replace, in whole or In part, the Corporation Law.

        Section 7.04    Business Combination Chapter Inapplicable.    In accordance with Indiana Code 23-1-43-22(2), the provisions of Chapter 43 of the Indiana Business Corporation Law do not apply to this Corporation.

        IN WITNESS WHEREOF, the foregoing Fourth Amended and Restated Articles of Incorporation of Haverstick Consulting, Inc., have been executed by the undersigned duly authorized officer of the Corporation as of the 13 day of May 2002.

HAVERSTICK CONSULTING, INC.
By:	/s/ Anthony J. Rose Anthony J. Rose, Secretary

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 ARTICLES OF CORRECTION
HAVERSTICK CONSULTING, INC.

        The undersigned, the Secretary of Haverstick Consulting, Inc. (the "Corporation"), a corporation existing pursuant to the provisions the Indiana Business Corporation Law ("IBCL"), as amended desiring to correct Third Amended and Restated Articles of Incorporation filed with the secretary of State, certifies the following facts:

  1.
  On May 22, 2002, the Corporation submitted Third Amended and Restated Articles of Incorporation of Haverstick Consulting, Inc. (the "Amended Articles") for filing with the Secretary of State.

  2.
  The Amended Articles did not reflect their approval by the Shareholders of the Corporation.

  3.
  The Shareholders of the Corporation approved the adoption of the Amended Articles effective as of March 28, 2002.

        As a result of the facts stated in the previous paragraphs, the Corporation files these Articles of Correction to note of record that the Third Amended and Restated Articles of Incorporation have been approved and adopted by the Shareholders of the Corporation, effective as of March 28, 2002.

        As provided in Indiana Code 23-1-18-5, these Articles of Correction will be effective as of the effective date of the Third Amended and Restated Articles of Incorporation, except as to persons reasonably relying on the uncorrected document and adversely affected by the correction.

        All of the Shareholders of the Corporation approved the filing of these Articles of Correction by written consent effective March 28, 2002. The manner of adoption of these Articles of Correction and the vote by which they were adopted constitute full legal compliance with the provisions of the IBCL and the Articles of Incorporation of the Corporation.

        IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Corporation, has signed these Articles of Correction this 29 day of July, 2002.

HAVERSTICK CONSULTING, INC.
By:	/s/ Anthony J. Rose Anthony J. Rose, Secretary

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 PLAN OF MERGER OF HAVERSTICK ACQUISITION CORPORATION
WITH AND INTO HAVERSTICK CONSULTING, INC.

        THIS PLAN OF MERCER ("plan of merger") dated as of October 1, 2002, adopted and mode by and between Haverstick Consulting, Inc., an Indiana corporation having its registered office at 11405 N. Pennsylvania SI., Suite 210, Carmel, IN 46(132 ("parent corporation"), and Haverstick Acquisition Corporation, an Indiana corporation having its registered office at 11405, N. Pennsylvania St., Suite 210, Carmel, IN 46032 ("subsidiary corporation").

WITNESSETH:

        WHEREAS, parent corporation is a corporation organized and existing under the laws of the State of Indiana;

        WHEREAS, subsidiary corporation is a corporation organized and existing under the laws of the State of Indiana, the authorized capital stock of which consists of 10 shares of common stock ("subsidiary corporation common stock"), of which at the date hereof 10 shares are issued and outstanding and wholly owned by parent corporation; and

        WHEREAS, the Board Of Directors of parent corporation deems the merger of subsidiary corporation with and into parent corporation, under and pursuant to the terms and conditions set forth, desirable and in the best interests of the respective corporations and their respective shareholders and the Board Of Directors of parent corporation has adopted a unanimous consent and resolution approving this plan of merger;

        NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereincontained, the parties hereto do hereby agree as follows:

  1.
  Merger.    Subject to the terms and conditions dons of this plan of merger, on the effective date as defined in ¶ 6, subsidiary corporation shall be merged with and into parent corporation pursuant to the provisions of, and with the effect provided in, the Indiana Business Corporation Act (said transaction being hereinafter referred to as the "merger"). On the effective date, the separate existence of subsidiary corporation shall cease and parent corporation, as the surviving entity, shall continue unaffected and unimpaired by the merger (parent corporation as existing on and after the effective date being hereinafter sometimes referred to as the "surviving corporation").

  2.
  Articles of Incorporation and Bylaws.    The articles of incorporation and the bylaws of parent corporation in effect immediately prior to the effective date shall be the articles of incorporation and the bylaws of the surviving corporation, in each case until amended in accordance with applicable law.

  3.
  Board of Directors.    On the effective date, the board of directors of the surviving corporation shall consist of those persons serving as directors of parent corporation immediately tor to the effective date.

  4.
  Capital.    The shares of capital stock of parent corporation issued and outstanding immediately prior to the effective date shall, on the effective date, continue to be issued and outstanding.

  5.
  Conversion and Exchange of Shares: Fractional Share Interests.    On the effective date, each share of subsidiary corporation common stuck outstanding or held in the treasury of subsidiary corporation immediately prior to the effective date shall by virtue of the merger he cancelled and no cash, stock, or other property shall be delivered in exchange therefor.

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  6.
  Waiver of Mailing Requirement.    Parent corporation, as the sole shareholder of subsidiary corporation, hereby waives the mailing requirements of Ind. Code § 23-1-40-4(c).

  7.
  Effective Date of the Merger.    Articles of merger evidencing the transactions contemplated herein shall be delivered to the Indiana Secretary of State for filing. The merger shall be effective at the time and on the date determined pursuant to Ind. Code § 23-1-40-5(b) (such date and time being herein referred to as the "effective date").

  8.
  Further Assurances.    If at any time the surviving corporation shall consider or he advised that any further assignments, conveyances, or assurances are necessary or desirable to vest, perfect, or confirm in the surviving corporation title to any property or rights of subsidiary corporation, or otherwise carry out the provisions hereto, the proper officers and directors of subsidiary corporation as of the effective date, and thereafter the officers of the surviving corporation acting on behalf of subsidiary corporation, shall execute and deliver any and all proper assignments, conveyances, and assurances, and do all things necessary or desirable to vest, perfect, or confirm title to such property or rights in surviving corporation and otherwise carry out the provisions hereof.

  9.
  Miscellaneous.

  9.1.
  This plan of merger may be amended or supplemented at any time by the board of directors of parent.

  9.2.
  The headings of several articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this plan of merger.

  9.3.
  For the convenience of the parties hereto and to facilitate the filing and recording of this plan of merger, it may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

  9.4.
  This plan of merger shall be governed by and construed in accordance with the laws of the State of Indiana applicable to agreements made and entirely to be performed in such jurisdiction.

[This space blank intentionally: signatures appear on the following page]

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        IN WITNESS WHEREOF, the parties hereto have caused this plan of merger to be executed in counterparts by their duly authorized officers all as of the day and year first above written.

HAVERSTICK CONSULTING, INC.
/s/ Rollin M. Dick
BY: ROLLIN M. DICK
TITLE: VICE CHAIRMAN & CHIEF FINANCIAL OFFICER
HAVERSTICK ACQUISITION CORPORATION
/s/ Rollin M. Dick
BY: ROLLIN M. DICK
TITLE: VICE PRESIDENT

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 ARTICLES OF MERGER

OF

HAVERSTICK ACQUISITION CORPORATION
(A Delaware Corporation)

WITH AND INTO

HAVERSTICK CONSULTING, INC.
(An Indiana Corporation)

        In compliance with the requirements of the Indiana Business Corporation Law, as amended (the "Act"), the undersigned corporation, desiring to effect a merger, sets forth the following facts:

Article I

SURVIVING CORPORATION

        Section 1.    The name of the corporation surviving the merger is Haverstick Consulting, Inc. (the "Surviving Corporation"), and such name is not being changed as a result of the merger.

        Section 2.    The Surviving Corporation is a domestic corporation existing pursuant to the provisions of the Act, was incorporated in Indiana on December 6, 1994, and will maintain its principal office at 6270 Corporate Drive, Suite 100, Indianapolis, Indiana 46278.

Article II

NONSURVIVING CORPORATION

        The name, state of incorporation and date of incorporation of each corporation, other than the Surviving Corporation, which is a party to the merger are as follows:

Haverstick Acquisition Corporation (Name of Corporation)
Delaware (State of Domicile)	Not qualified in Indiana (Date of Incorporation/Qualification in Indiana)

Article III

PLAN OF MERGER

        The Agreement and Plan of Merger (the "Plan") dated November 2, 2007 by and among Haverstick Consulting, Inc., Kratos Defense and Security Solutions, Inc., Kratos Government Solutions, Inc., and Haverstick Acquisition Corporation contains the plan of merger of Haverstick Acquisition Corporation, a Delaware corporation, into Haverstick Consulting, Inc., an Indiana corporation, and such information as required by the Act (including, without limitation, provisions regarding the absence of an amendment to Haverstick Consulting, Inc.'s articles of incorporation pursuant to Section 2.4(a) of the Plan) and is set forth in EXHIBIT A attached hereto and made a part hereof.

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 Article IV

MANNER OF ADOPTION AND VOTE

Action by Surviving Corporation

        Vote of Shareholders.    With respect to Haverstick Consulting, Inc., the designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the merger, and number of shares voted in favor or against or having abstained as to the merger are set forth below:

Designation of Voting Group	Common Stock
Number of Outstanding Shares	31,192,243
Number of Votes Entitled to be Cast	31,192,243
Shares Voted in Favor	29,708,420
Shares Voted Against	7,112
Shares Abstained	0

        The number of votes cast for approval of the Plan by the shareholders of Haverstick Consulting, Inc. was sufficient for approval thereof.

Action by Nonsurviving Corporation

        Vote of Shareholders.    With respect to Haverstick Acquisition Corporation, Kratos Government Solutions, Inc., the sole shareholder of Haverstick Acquisition Corporation approved the merger by written consent. The written consent of Kratos Government Solutions, Inc. for approval of the Plan was sufficient for approval thereof.

Article V

EFFECTIVE DATE

        The effective time of the merger hereby effectuated shall be December 31, 2007 at 11:59 p.m.

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*      *      *

        IN WITNESS WHEREOF, Haverstick Consulting, Inc., by its duly authorized officer, hereby executes these Articles of Merger and verifies, subject to penalties of perjury, that the statements contained herein are true, on the 31st day of December 2007.

Haverstick Consulting, Inc.
By:	/s/ Howard Bates Howard Bates President

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AGREEMENT AND PLAN OF MERGER

by and among

KRATOS DEFENSE AND SECURITY SOLUTIONS, INC.,

KRATOS GOVERNMENT SOLUTIONS, INC.,

HAVERSTICK ACQUISITION CORPORATION AND

HAVERSTICK CONSULTING, INC.

Dated as of November 2, 2007

EXHIBIT A

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 EXHIBITS & SCHEDULES

Schedules:
Schedule A	Parties to Shareholder Agreements
Schedule 3.17(a)	RM Rights
Schedule 3.26	Claims and Invoices
Schedule 6.16	Discounted Engagements
Schedule 2.5(b)*	Surviving Corporation Officers
Schedule 2.9(a)*	Common Stock Closing Consideration
Schedule 7.3(b)	List of Required Consents
Company Disclosure Schedule
Closing Cash Schedule*
Closing Capital Lease Obligations Schedule*
Closing Indebtedness Schedule*

Exhibits:
Exhibit A	Shareholders Agreement
Exhibit B	Articles of Merger
Exhibit C	Certificate of Merger
Exhibit D	Opinion of Legal Counsel to Parent
Exhibit E	Opinion of Legal Counsel to Company
Exhibit F	Non-Competition Agreement
Exhibit G	Parent Employment Agreement
Exhibit H	FIRPTA Certificate

*
To be delivered two business days prior to Effective Time

 AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of November 2, 2007 (the "Execution Date"), among KRATOS DEFENSE AND SECURITY SOLUTIONS, INC., a Delaware corporation ("Kratos"), KRATOS GOVERNMENT SOLUTIONS, INC., a Delaware corporation and wholly-owned subsidiary of Kratos ("Parent"), HAVERSTICK ACQUISITION CORPORATION, a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and HAVERSTICK CONSULTING, INC., an Indiana corporation (the "Company"). Each of Kratos, Parent, Merger Sub and the Company is a "Party" and together, the "Parties."

RECITALS:

        WHEREAS, the Company, together with its Subsidiaries, is engaged in the business of providing program management, engineering, technology, suborbital rockets and rocket launch support services, and other professional services to the U.S. Government, state and local governments, and the private sector (the "Business");

        WHEREAS, the respective Boards of Directors of Kratos, Parent, Merger Sub and the Company have approved and declared advisable this Agreement, including the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein; Parent, as the sole stockholder of Merger Sub, has adopted this Agreement; and the Board of Directors of the Company has directed that this Agreement be submitted to the owners of all of the outstanding capital stock of the Company (collectively, the "Shareholders" or individually as a "Shareholder") for approval and adoption; and

        WHEREAS, concurrently with the execution of this Agreement, in order to induce Parent and Merger Sub to enter into this Agreement, the Shareholders listed on Schedule A hereto are simultaneously entering into a Shareholder Agreement, which shall include certain lock-up provisions relating to the Kratos Common Stock issued pursuant to the terms hereunder (the "Shareholder Agreement"), in the form attached hereto as Exhibit A.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

        Section 1.1    Definitions.    The following capitalized terms as used herein shall have the meanings ascribed to them in this Article I:

        "Additional Contracts" has such meaning as set forth in Section 3.20(c).

        "Adjustment Amount" means the difference between the Target Net Working Capital Amount and the Net Working Capital, as calculated and set forth on the final Net Working Capital Calculation in accordance with Section 2.7(d). The Adjustment Amount may be positive or negative.

        "Affiliated Person" means (i) any holder of 10% or more of the Company Common Stock (measured on a fully diluted basis), (ii) any director, or executive officer of the Company, (iii) any Person that directly or indirectly controls, is controlled by, or is under common control with, the Company or (iv) any member of the immediate family of any such Persons.

        "Aggregate Interest Stock" means (i) the Interest Amount divided by (ii) the Kratos Stock Price.

        "Aggregate Merger Consideration" has such meaning as set forth in Section 2.7(a).

        "Aggregate Stock Consideration Value" means Twenty Million Five Hundred Thousand Dollars ($20,500,000).

        "Articles of Merger" has such meaning as set forth in Section 2.2(b).

        "Audited Financial Statements" has such meaning as set forth in Section 3.6(a).

        "Base Cash Consideration" means Sixty-Nine Million Five Hundred Thousand Dollars ($69,500,000).

        "Business" has such meaning as set forth in the Recitals of this Agreement.

        "Capital Leases" shall have such meaning as set forth in Statement of Financial Accounting Standard No. 13 issued by the Financial Accounting Standards Board in November 1976, as modified by subsequent pronouncements and standards.

        "Cash Holdback Amount" means (i) the Non-Qualified Shareholder Percentage multiplied by (ii) Nine Million Dollars ($9,000,000).

        "Cash Holdback Consideration Percentage" means the quotient obtained by dividing (i) the Cash Holdback Amount by (ii) the Holdback Consideration.

        "Certificate of Merger" has such meaning as set forth in Section 2.2(b).

        "Certificates" has such meaning as set forth in Section 2.9(a).

        "Claim Notice" has such meaning as set forth in Section 6.9(f)(i).

        "Closing" has such meaning as set forth in Section 2.2(a).

        "Closing Capital Lease Obligations Schedule" means the schedule of all obligations under the Company's Capital Leases as of the Closing Date, prepared by the Company and delivered to Parent two (2) business days prior to the Effective Time.

        "Closing Cash Consideration" has such meaning as set forth in Section 2.7(b)(ii).

        "Closing Cash Schedule" means the schedule of cash and cash equivalents held by the Company as of the Closing Date, prepared by the Company and delivered to Parent two (2) business days prior to the Effective Time.

        "Closing Date" has such meaning as set forth in Section 2.2(a).

        "Closing Date Balance Sheet" means the unaudited consolidated balance sheet of the Company as of the Closing Date.

        "Closing Indebtedness Schedule" means the schedule of all Indebtedness of the Company as of the Closing Date, prepared by the Company and delivered to Parent two (2) business days prior to the Effective Time.

        "Closing Merger Consideration" has such meaning as set forth in Section 2.7(a).

        "Closing Stock" has such meaning as set forth in Section 2.11(b).

        "Closing Stock Consideration" has such meaning as set forth in Section 2.7(b).

        "Closing Stock Consideration Value" means (i) the Aggregate Stock Consideration Value less (ii) the Stock Holdback Amount.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collected Amount" has such meaning as set forth in Schedule 3.26.

        "Common Stock Closing Consideration" has such meaning as set forth in Section 2.7(c).

        "Company" has such meaning as set forth at the beginning of this Agreement.

        "Company Agreement" means any contract or agreement between the Company and the Shareholders.

        "Company Business Personnel" has such meaning as set forth in Section 3.14(b).

        "Company Bylaws" has such meaning as set forth in Section 3.4(a).

        "Company Capital Lease Obligations Amount" means the aggregate amount of all obligations under the Company's Capital Leases as of the Closing Date as set forth on the Closing Capital Lease Obligations Schedule.

        "Company Cash Amount" means the cash and cash equivalents held by the Company as of the Closing Date, as set forth on the Closing Cash Schedule.

        "Company Charter" has such meaning as set forth in Section 3.4(a).

        "Company Common Stock" has such meaning as set forth in Section 2.6(b).

        "Company Disclosure Schedule" means that certain letter dated the date hereof and delivered on the date hereof by the Company to Parent, which relates to this Agreement and is designated therein as the Company Disclosure Schedule.

        "Company Indebtedness Amount" means all Indebtedness of the Company as of the Closing Date as set forth on the Closing Indebtedness Schedule plus (a) the amount of any fees payable as a result of the Closing to persons listed on Schedule 3.23 and (b) any amounts payable as severance or termination payments pursuant to Company Agreements or employment agreements arising from the Merger and the transaction contemplated hereby.

        "Company Indemnified Parties" has such meaning as set forth in Section 6.3.

        "Company Indemnity Claim" means the amount of any and all Damages incurred by a Parent Group Member in connection with or arising from:

            (i)  any breach by the Company of any of its covenants, agreements or obligations in this Agreement prior to the Effective Time; or

           (ii)  any breach of any warranty or the inaccuracy of any representation of the Company contained or referred to in this Agreement or any certificate delivered by or on behalf of the Company pursuant hereto; or

          (iii)  any and all amounts payable to holders of Dissenting Shares, if any, to the extent such amounts exceed the Common Stock Closing Consideration which would have been payable to such holders had they not exercised their dissenters' rights, together with any Expenses associated with the defense of such claims.

        "Company Intellectual Property" has such meaning as set forth in Section 3.17(a).

        "Company Licenses" has such meaning as set forth in Section 3.17(c).

        "Company Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ER1SA Affiliates is or has been obligated to contribute or otherwise may have any liability.

        "Company Permits" has such meaning as set forth in Section 3.11(a).

        "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Company Multiemployer Plan)), a "welfare plan" (as defined in Section 3(1) of ERISA), or any other written or oral bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, retention, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates has contributed or otherwise may have any liability.

        "Company Shares" has such meaning as set forth in Section 2.6(c).

        "Company Stock Option Plan" means the Company's 1999 Stock Option Plan, as amended.

        "Company Stock Options" means the options to purchase shares of the Company Common Stock issued pursuant to the Company Stock Option Plan.

        "Compensation Agreement" has such meaning as set forth in Section 3.15.

        "Confidentiality Agreement" has such meaning as set forth in Section 6.2.

        "Continuing Employees" has such meaning as set forth in Section 6.16.

        "Control" means the power, direct or indirect, to (A) vote twenty-five percent (25%) or more of the securities having ordinary voting power for the election of directors or similar governing body or (B) direct, or cause the direction of, the management and policies of a Person, whether by contract, office or otherwise.

        "Controversies" means any dispute or disagreement with respect to a matter having, or that could reasonably be expected to have, a Material Adverse Effect on the Company, between the Company or any Subsidiary and any other Person.

        "Cost Accounting Standards" shall mean the cost accounting standards as promulgated by the Cost Accounting Standards Board.

        "CRP Rules" has such meaning as set forth in Section 9.10(b).

        "Damages" means all assessments, losses, damages, liabilities, debts, charges (including judgments and decrees which give rise to any of the foregoing), costs and expenses, including, without limitation, interest, penalties, court costs, attorney's fees and expenses, net of all amounts received pursuant to insurance and net of the effect of any deduction a Person takes as to Taxes on account of such Damages otherwise incurred (assuming a thirty-eight percent (38%) tax rate); provided, however, that the amount of Damages otherwise incurred by a party shall be increased by the amount necessary to off-set any Taxes that otherwise would be owed by the Person on account of receipt of such an amount to the extent that such Taxes are owed.

        "Deductible" has such meaning as set forth in Section 6.9(d).

        "DGCL" means the Delaware General Corporation Law, as amended.

        "Discounted Engagement" has such meaning as set forth on Schedule 6.16.

        "Discounted Loss Amount" has such meaning as set forth in Section 6.16.

        "Dispute" has such meaning as set forth in Section 9.10(a).

        "Dispute Notice" has such meaning as set forth in Section 9.10(b).

        "Disputing Party" has such meaning as set forth in Section 9.10(a).

        "Dissenting Share Amount" has such meaning as set forth in Section 2.8.

        "Dissenting Shares" has such meaning as set forth in Section 2.8.

        "Dissenting Shareholder" has such meaning as set forth in Section 2.8.

        "DTI Associates" has such meaning as set forth in Section 3.17(a).

        "Effective Time" has such meaning as set forth in Section 2.2(b).

        "Employment Agreements" has such meaning as set forth in Section 3.14(a).

        "Environmental Law" means any law, past or present and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

        "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means any trade or business (whether or not incorporated) which would be considered a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

        "Exchange Certificates" has such meaning as set forth in Section 2.11(b).

        "Exchange Election" has such meaning as set forth in Section 2.11(b).

        "Exchange Election Notice" has such meaning as set forth in Section 2.11(b).

        "Execution Date" has such meaning as set forth at the beginning of this Agreement.

        "Expenses" means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants, valuation experts and other professionals).

        "Final Release Date" has such meaning as set forth in Section 6.9(b)(ii).

        "Financial Statements" has such meaning as set forth in Section 3.6(b).

        "FIRPTA Certificate" has such meaning as set forth in Section 7.3(j).

        "First Release Date" has such meaning as set forth in Section 6.9(b)(i).

        "GAAP" means United States generally accepted accounting principals, applied on a basis consistent with the basis on which the Financial Statements were prepared.

        "Government Contracts" has such meaning as set forth in Section 3.20(b).

        "Governmental Authority" means any United States and/or foreign, federal, state, provincial, local or other governmental authority of any kind or nature, including any department, subdivision, commission, board, bureau, agency or instrumentality thereof, any court and any administrative agency, and any comparable body performing any governmental functions.

        "Governmental Entity" has such meaning as set forth in Section 4.3(b).

        "Hazardous Substances" means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and PCBs, and (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

        "Holdback Consideration" has such meaning as set forth in Section 6.9(a).

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "IBCL" means the Indiana Business Corporation Law, as amended.

        "Impossibility Event" means any event due to (i) the occurrence of a natural or man-made disaster, (ii) armed conflict, (iii) act of terrorism, (iv) riot, (v) act of state, (vi) a failure by Company to meet internal projections or forecasts or published revenue or earnings predictions for any period ending on or after the date of this Agreement (provided, however, that the facts and circumstances underlying any such failure may, except as may be provided in clauses (i) through (viii) of this definition, be considered in determining whether a Material Adverse Change has occurred), (vii) conditions generally affecting the industries in which the Company participates, national, regional or world economies or financial markets or (viii) any effect arising primarily out of or resulting primarily from actions contemplated by the parties in connection with, or which is primarily attributable to, the announcement or pendency of this Agreement and the transactions contemplated hereby.

        "Indebtedness" means (a) any indebtedness (plus interest, premium and penalties due from or arising out of such indebtedness, or any refinancing thereof) (i) for borrowed funds, (ii) due to sellers or lessors for any real or personal property, (iii) due to lessors as to any Capital Leases, or (iv) for reimbursement obligations with respect to letters of credit, (b) any debentures, notes or other evidence of indebtedness issued in exchange for any of the foregoing indebtedness, or any indebtedness arising from the satisfaction of such indebtedness by a guarantor and (c) any prepayment penalties payable pursuant to Section 1.8(b) of that certain Loan Agreement by and between the Company and Menard, Inc., dated January 16, 2004, as amended.

        "Indemnified Liabilities" has such meaning as set forth in Section 6.3.

        "Indemnity Cap" has such meaning as set forth in Section 6.9(d).

        "Indemnity Payment" means any payment that a Parent Group Member is entitled to receive hereunder as to a Company Indemnity Claim.

        "Intellectual Property" means all trademarks, trademark registrations, trademark rights and renewals thereof, trade names, trade name rights, patents, patent rights, patent applications, industrial models, mask works, circuits, inventions, invention disclosures, designs, utility models, inventor rights, software, copyrights, copyright registrations and renewals thereof, servicemarks, servicemark registrations and renewals thereof, servicemark rights, domain names and corresponding rights, trade secrets, applications for trademark and servicemark registrations, know-how, confidential information and other proprietary rights, and any data and information of any nature or form used or held for use in connection with the Business as currently conducted or as currently contemplated by the Company, together with all applications currently pending or in process for any of the foregoing.

        "Interest Amount" has such meaning as set forth in Section 2.11(c).

        "Interest Stock" has such meaning as set forth in Section 2.11(c).

        "Inquiries" means any non-routine pending requests for information.

        "Invoice Amount" has such meaning as set forth in Schedule 3.26.

        "Knowledge" means with respect to the Company, the actual knowledge or awareness, after a reasonable investigation, of Howard Bates, Jim Cotter, Dave Carter, Stephen Hilbert, Bruce Rankin, and Eric Weber, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual's duties. "Knowledge" means with respect to Kratos, Parent or Merger Sub, the actual knowledge or awareness after a reasonable investigation, of Eric M. DeMarco, Deanna H. Lund, Robin Mickle, and Adam

Larson, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual's duties.

        "Kratos" has such meaning as set forth at the beginning of this Agreement.

        "Kratos Common Stock" means the common stock, par value $0.001 of Kratos.

        "Kratos Financial Statements" has such meaning as set forth in Section 4.6.

        "Kratos SEC Documents" has such meaning as set forth in Section 4.6.

        "Kratos Stock Price" means Two Dollars and Seventy Four Cents ($2.74).

        "Law" means, as to any Person, any statute, rule, regulation, ordinance, code, guideline, law, judicial decision, determination, order (including any injunction, judgment, writ, award or decree), or consent of the Court, other Governmental Authority or arbitrator, in each case applicable to or binding upon such Person, including the conduct of its business, or any of its assets or revenues to which such Person or any of its assets or revenues are subject.

        "Leases" has such meaning as set forth in Section 3.20(a).

        "Liens" has such meaning as set forth in Section 3.10(a).

        "Losses" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

        "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to the Company or Parent, as the case may be, any change or effect that is materially adverse or unfavorable to the Business or the operations, assets, liabilities, employee relationships, customer or supplier relationships, earnings or results of operations, financial projections or forecasts, or the business prospects and condition (financial or otherwise), of the Company and its Subsidiaries, taken as a whole, or Kratos, Parent and their respective Subsidiaries, taken as a whole, as the case may be; provided however, that a Material Adverse Change or Material Adverse Effect shall not been deemed to have occurred upon any change or effect related to the happening of any Impossibility Event.

        "Material Contracts" has such meaning as set forth in Section 3.20(c).

        "Merger" has such meaning as set forth in Recitals hereof.

        "Merging Corporations" means Merger Sub and the Company, collectively.

        "Merger Sub" has such meaning as set forth at the beginning of this Agreement. "Milestones" has such meaning as set forth in Schedule 3.26.

        "Negotiation Period" has such meaning as set forth in Section 9.10(a).

        "Net Working Capital" means the difference between (i) total current assets, including, without limitation, accounts receivable, physical inventories (less customary and adequate reserves), prepaid expenses other than capitalized financing costs, and deferred tax assets and other current assets, minus (ii) total current liabilities, including, without limitation, accounts payable, accrued benefits, accrued liabilities less accrued interest on debt facility, accrued Taxes, deferred revenue, deferred tax liabilities and long term deferred revenue, in all cases as determined in a manner consistent with the Company's past practices and, with respect to each such item, in accordance with GAAP; provided, however, that (i) cash and cash equivalents, (ii) Indebtedness of the Company set forth on the Closing Indebtedness Schedule and (iii) Capital Lease obligations of the Company set forth on the Closing Capital Lease Obligations Schedule shall not be included in calculating the Net Working Capital; provided, further, however, that long term liabilities omitted from the Closing Indebtedness Schedule or Closing Capital Lease Obligations Schedule shall be included in calculating the Net Working Capital.

        "Net Working Capital Calculation" has such meaning as set forth in Section 2.7(d)(i).

        "Non-Qualified Company Common Stock" means shares of Company Common Stock held by a Non-Qualified Shareholder.

        "Non-Qualified Shareholders" means all Shareholders other than the Qualified Shareholders.

        "Non-Qualified Shareholder Closing Cash Amount" means an amount equal to (A) the Non-Qualified Shareholder Percentage multiplied by the sum of (i) the Closing Cash Consideration plus (ii) the Aggregate Stock Consideration Value less (B) the Cash Holdback Amount.

        "Non-Qualified Shareholder Percentage" means the quotient obtained by dividing (i) the Non-Qualified Company Common Stock by (ii) the sum of the Qualified Company Common Stock and the Non-Qualified Company Common Stock.

        "Non-Competition Agreement" has such meaning as set forth in Section 7.3(e).

        "NQSH Pro Rata" means in proportion to the ratio of the number of shares of Non-Qualified Company Common Stock held by a Non-Qualified Shareholder to the total number of shares of Non-Qualified Company Common Stock then outstanding.

        "Outside Resale Date" has such meaning as set forth in Section 2.11(b).

        "Outstanding Invoices" has such meaning as set forth in Section 3.26(c).

        "Parent" has such meaning as set forth at the beginning of this Agreement.

        "Parent Group Members" means Parent, Kratos, the Surviving Corporation or any of their respective affiliates, successors and assigns.

        "Parent Employment Agreement" has such meaning as set forth in Section 7.3(f).

        "Parent Representatives" has such meaning as set forth in Section 6.2.

        "PCB" means polychlorinated biphenyls.

        "Per Share Merger Consideration" means Aggregate Merger Consideration divided by the number of outstanding shares of Common Stock of the Company at Closing.

        "Person" means an individual, company, agency, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Entity.

        "Personal Property Leases" has such meaning as set forth in Section 3.20(a).

        "Previous Equityholders" means each Shareholder immediately prior to the Effective Time (other than Dissenting Shareholders; provided, however, that any Dissenting Shareholder that fails to perfect or effectively withdraws or loses such right to appraisal shall thereafter be considered a Previous Equityholder).

        "Pro Rata" means in proportion to the ratio of the number of shares of Company Common Stock held by a Shareholder to the total number of shares of Company Common Stock outstanding at the Closing.

        "Proceedings" means any claims, controversies, demands, actions, lawsuits, investigations, proceedings or other disputes, formal or informal, including any by, involving or before any arbitrator or any Governmental Authority.

        "Proprietary Asset" means any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset.

        "Purchase Price" shall mean Ninety Million Dollars ($90,000,000).

        "Purchase Proposal" means any proposal for a merger or other business combination involving the Company, or any Subsidiary, or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of the Company, or any Subsidiary, other than the transactions contemplated by this Agreement.

        "QSH Pro Rata" means in proportion to the ratio of the number of shares of Qualified Company Common Stock held by a Qualified Shareholder to the total number of shares of Qualified Company Common Stock then outstanding.

        "Qualified Company Common Stock" means shares of Company Common Stock held by a Qualified Shareholder.

        "Qualified Shareholders" means the Shareholders listed on Schedule A; provided, however, that Schedule A shall be automatically updated following the Execution Date to include additional parties that have delivered a duly executed and completed Shareholders Agreement to Parent by 5:00 p.m., local time, on November 4, 2007.

        "Qualified Shareholder Closing Cash Amount" means an amount equal to (i) the Closing Cash Consideration less (ii) the Non-Qualified Shareholder Closing Cash Amount less (iii) the Cash Holdback Amount.

        "Qualified Shareholder Percentage" means the quotient obtained by dividing (i) the Qualified Company Common Stock by (ii) the sum of the Qualified Company Common Stock and the Non-Qualified Company Common Stock.

        "Real Estate" means, with respect to the Company, all of the fee or leasehold ownership right, title and interest of the Company, in and to all real estate and improvement owned or leased by the Company and which is used by the Company in connection with the operation of the Business.

        "Real Estate Leases" has such meaning as set forth in Section 3.20(a).

        "Registration Statement" has such meaning as set forth in Section 2.11(a).

        "Resolution Firm" has such meaning as set forth in Section 2.7(d)(i).

        "Resolution Period" has such meaning as set forth in Section 2.7(d)(i).

        "RM" shall have such meaning as set forth on Schedule 3.17(a).

        "RM Applications" shall have such meaning as set forth on Schedule 3.17(a).

        "Rule 144" means Rule 144 promulgated under the Securities Act of 1933, as amended. "Salable Date" has such meaning as set forth in Section 2.11(c).

        "SEC" has such meaning as set forth in Section 2.11(a).

        "Section 8(a) Contracts" means those Government Contracts of the Company which have been issued pursuant to Section 8(a) of the Small Business Act (Public Law 85-536), as amended, and are listed in Schedule 3.20(b) of the Company Disclosure Schedule.

        "Selected Milestones" has such meaning as set forth in Schedule 3.26.

        "Set-Aside Contracts" means a restricted federal contract for which only a Small Business Concern may submit offers.

        "Shareholders" has such meaning as set forth in the recitals of this Agreement. "Shareholders' Representative" has such meaning as set forth in Section 6.8(a).

        "Shareholders' Representative Account" has such meaning as set forth in Section 6.8(b)(i).

        "Shareholders' Representative Account Fund" has such meaning as set forth in Section 6.8(b)(i).

        "Shareholders' Representative Fund Release Date" has such meaning as set forth in Section 6.8(b)(i).

        "Shareholders ' Representative 's Objection" has such meaning as set forth in Section 2.7(d)(i).

        "Small Business Concern" means a concern, including its affiliates, that is independently owned and operated, not dominant in the field of operation in which it is binding on Government contracts, and qualified as a small business under the criteria in 13 CRF ART 121 and the size standards in the solicitation.

        "Stock Holdback Amount" means (i) the Qualified Shareholder Percentage multiplied by (ii) Nine Million Dollars ($9,000,000).

        "Stock Holdback Consideration Percentage" means the quotient obtained by dividing (i) the Stock Holdback Amount by (ii) the Holdback Consideration.

        "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity means.

        "Subsidiary Bylaws" has such meaning as set forth in Section 3.5(b).

        "Subsidiary Charter" has such meaning as set forth in Section 3.5(b).

        "Survival Period" has such meaning as set forth in Section 9.8.

        "Surviving Corporation" has such meaning as set forth in Section 2.1.

        "Tail Policy" has such meaning as set forth in Section 6.3.

        "Target Net Working Capital Amount" means Thirteen Million Two Hundred Forty-Two Thousand Four Hundred Eighty-Six Dollars ($13,242,486), which is the average Net Working Capital as of June 30, 2007, July 31, 2007 and August 31, 2007.

        "Taxes" has such meaning as set forth in Section 3.8.

        "Tax Returns" has such meaning as set forth in Section 3.8.

        "Third-Party Claim" has such meaning as set forth in Section 6.9(g).

        "Treasury Regulation" means the temporary and final regulations promulgated under the Code.

        "Unaudited Financial Statements" has such meaning as set forth in Section 3.6(b).

        "Unresolved Amount" has such meaning as set forth in Section 6.9(e).

        "Worker Safety Laws" has such meaning as set forth in Section 3.11(d).

        Section 1.2    Construction.    Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other gender, (c) the words "include," "includes" and "including" do not limit the preceding terms or words and will be deemed to be followed by the words "without limitation", (d) the terms "hereof," "herein," "hereunder," "hereto" and similar terms in this

Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms "day" and "days" mean and refer to calendar day(s) and (f) the terms "year" and "years" mean and refer to calendar year(s). Unless otherwise set forth herein, references in this Agreement to (a) any document, instrument or agreement (including this Agreement) include (1) all exhibits, schedules and other attachments thereto, (2) all documents, instruments or agreements issued or executed in replacement thereof and (3) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (b) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect through the Closing Date. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement will not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it. All accounting terms not specifically defined herein will be construed in accordance with GAAP.

ARTICLE II

THE MERGER

        Section 2.1    The Merger.    Upon the terms and subject to the conditions hereof, and in accordance with the IBCL and DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and shall continue its corporate existence under the IBCL.

        Section 2.2    Closing; Effective Time.    The closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Morrison & Foerster LLP, 12531 High Bluff Drive, San Diego, California 92130, at 10:00 a.m., local time, on the second business day following the day on which the last of the conditions set forth in Article VII shall have been fulfilled or waived (other than those conditions that by their nature are satisfied at Closing, but subject to the waiver of fulfillment of those conditions) or at such other time and place as Parent and the Company shall agree (the "Closing Date"). On the Closing Date and subject to the terms and conditions hereof, the Parties hereto shall cause the Merger to be consummated by filing (i) an Articles of Merger, together with a plan of merger in accordance with the provisions of the IBCL, in substantially the same form as attached hereto as Exhibit B (collectively, the "Articles of Merger"), executed in accordance with the relevant provisions of the IBCL, with the Secretary of State of the State of Indiana, and (ii) a Certificate of Merger, in substantially the form attached hereto as Exhibit C (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware. The date and time at which the Merger shall become effective is 11:59 pm on the Closing Date as specified in the Articles of Merger to be filed with the Secretary of State of the State of Indiana (or at such subsequent time as Parent and the Company shall agree and as shall be specified in the Articles of Merger), such time being referred to herein as the "Effective Time."

        Section 2.3    Effects of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the IBCL, the DGCL, this Agreement, the Articles of Merger and the Certificate of Merger. Without limiting the generality of the foregoing and subject thereto, as of the Effective Time, all properties, rights, immunities, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 2.4    Certificate of Incorporation; Bylaws.

          (a)   At and following the Effective Time, the Amended and Restated Articles of Incorporation of the Company attached to the Articles of Merger filed with the Secretary of State of the State of Indiana shall be the Articles of Incorporation of the Surviving Corporation until thereafter duly amended.

          (b)   At and following the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter duly amended.

        Section 2.5    Directors; Officers.

          (a)   The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          (b)   The persons whose names are set forth on Schedule 2.5(b) shall, effective immediately upon the Effective Time, be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        Section 2.6    Manner and Basis of Converting Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any securities of the Merging Corporations:

          (a)    Merger Sub Common Stock.    Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only shares of capital stock of the Surviving Corporation outstanding immediately after the Effective Time. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (b)    Cancellation of Treasury Stock and Parent-Owned Stock.    Each share of common stock, no par value, of the Company ("Company Common Stock") held in the treasury of the Company and any shares of Company Common Stock owned by Parent or by any direct or indirect wholly-owned Subsidiary of Parent or the Company (including any shares of Company Common Stock issued by the Company pursuant to a stock option) immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (c)    Conversion of Company Common Stock.    Subject to Section 2.8 hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.6(b) and other than Dissenting Shares, as hereinafter defined) (the "Company Shares") shall be converted into (A) the right to receive the Common Stock Closing Consideration as set forth in Section 2.7(c) hereof, (B) the uncertificated right to receive a Pro Rata share of the Adjustment Amount, if any, upon the terms and conditions prescribed by Section 2.7(d) and (C) the uncertificated right to receive a Pro Rata share of the Holdback Consideration, in an amount and upon the terms and conditions prescribed by Section 6.9 hereof (collectively, the "Common Stock Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Common Stock Merger Consideration as provided herein.

          (d)    Treatment of Company Option Plan.    The Company Option Plan shall terminate as of the Effective Time and the provisions in any Company Option Plan or any other plan providing for the issuance, transfer or grant of any Company Common Stock or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no participant in any Company Option Plan or any other plan shall have any right thereunder to acquire any Company Common Stock or any capital stock of the Surviving Corporation or any interest in respect of any Company Common Stock or any capital stock of the Surviving Corporation.

        Section 2.7    Merger Consideration.

          (a)    Aggregate Merger Consideration.    The aggregate Merger consideration shall consist of (A) the sum of (i) the Purchase Price, (ii) the Adjustment Amount, and (iii) the Company Cash Amount less (B) the sum of (i) the Company Indebtedness Amount, (ii) the Company Capital Lease Obligations Amount and (iii) the Shareholders' Representative Account Fund (the "Aggregate Merger Consideration"). The portion of the Aggregate Merger Consideration payable by Parent at the Closing to the Previous Equityholders (the "Closing Merger Consideration") shall consist of the Closing Cash Consideration and the Closing Stock Consideration as hereinafter provided. The remaining amount of the Aggregate Merger Consideration, if any, shall be paid in accordance with Section 2.7(d) and Section 6.9.

          (b)    Closing Merger Consideration.    The Closing Merger Consideration payable to the Previous Equityholders by Parent at Closing shall consist of the following:

            (i)    Closing Cash Consideration.    The amount of cash payable by Parent at Closing to the Previous Equityholders as hereinafter provided shall be equal to (A) the sum of (i) the Base Cash Consideration and (ii) the Company Cash Amount less (B) the sum of (i) the Shareholders' Representative Account Fund, (ii) the Company Indebtedness Amount and (iii) the Company Capital Lease Obligations Amount (collectively, the "Closing Cash Consideration"). The Cash Holdback Amount shall be withheld from the Closing Cash Consideration paid to the Previous Equityholders at Closing as provided in Section 2.7(c).

            (ii)    Closing Stock Consideration:    The number of shares of Kratos Common Stock issuable by Parent to the Qualified Shareholders as hereinafter provided shall be equal to quotient obtained by dividing (A) the Aggregate Stock Consideration Value less the Stock Holdback Amount by (B) the Kratos Stock Price (collectively, the "Closing Stock Consideration").

            (iii)    No Fractional Shares.    In lieu of fractional shares that would otherwise be issued to the Qualified Shareholders under this Agreement, Qualified Shareholders that would have been entitled to receive a fractional share shall receive such whole number of shares of Kratos Common Stock as is equal to the precise number of shares of Kratos Common Stock to which such person would be entitled rounded up to the nearest whole number.

            (iv)    Dissenting Share Amount.    To the extent that the amounts payable (if any) to Dissenting Shareholders for each Dissenting Share pursuant to Section 2.8 is less than the Dissenting Share Amount, such difference in value shall be added back into the Holdback Consideration and distributed in accordance with Section 6.9.

          (c)    Payment for Company Capital Stock.    Upon the Effective Time, subject to the terms of this Agreement, each holder of Company Shares shall be entitled to receive the following for each Company Share held by such holder (the "Common Stock Closing Consideration"):

            (i)    Non-Qualified Shareholders.    Each holder of Non-Qualified Company Common Stock shall be entitled to receive upon the Effective Time the amount in cash equal to (A) the

    Non-Qualified Shareholder Closing Cash Amount divided by number of shares of Non-Qualified Company Common Stock outstanding at Closing multiplied by (B) the number of shares of Non-Qualified Company Common Stock held of record by such Non-Qualified Shareholder that has been converted into the right to receive the Common Stock Merger Consideration.

            (ii)    Qualified Shareholders.    Each holder of Qualified Company Common Stock shall be entitled to receive the following upon the Effective Time:

              (A)  the amount in cash equal to (A) the Qualified Shareholder Closing Cash Amount divided by number of shares of Qualified Company Common Stock outstanding at Closing multiplied by (B) the number of shares of Qualified Company Common Stock held of record by such Qualified Shareholder that has been converted into the right to receive the Common Stock Merger Consideration; and

              (B)  the number of shares of Kratos Common Stock equal to (A) Closing Stock Consideration divided by the number of shares of Qualified Company Common Stock outstanding at Closing multiplied by (B) the number of shares of Qualified Company Common Stock held of record by such Qualified Shareholder that has been converted into the right to receive the Common Stock Merger Consideration.

          (d)    Post-Closing Working Capital Adjustment.

            (i)    Net Working Capital Calculations.    Within sixty (60) days following the Closing Date, Parent shall deliver to the Shareholders' Representative its calculations of the Net Working Capital of the Company as of the Closing Date (the "Net Working Capital Calculation") together with a copy of the Closing Date Balance Sheet. Within thirty (30) days following receipt of the Net Working Capital Calculation, the Shareholders' Representative may object to the Net Working Capital Calculation by giving written notice to Parent setting forth the reasons for the Shareholders' Representative's objection and the Shareholders' Representative's proposed adjustments to Parent's calculation ("Shareholder Representative's Objection"). If the Shareholders' Representative fails to object to the Net Working Capital Calculation within such thirty (30) day period, the Shareholders' Representative will be deemed to have conclusively agreed with and shall be bound by the Net Working Capital Calculation for the purposes of Section 2.7(d)(ii) and the Purchase Price will be adjusted as set forth in Section 2.7(d)(ii) based on the Net Working Capital Calculation. If the Shareholders' Representative objects to the Net Working Capital Calculation, the Shareholders' Representative and Parent shall confer in good faith for a period of up to fifteen (15) days following Parent's receipt of the Shareholders' Representative's Objection (the "Resolution Period") to attempt to reach agreement regarding such calculation. If the Shareholders' Representative and Parent are unable to reach agreement during the Resolution Period, then the Shareholders' Representative and Parent shall confer in good faith for up to five (5) days to agree on a nationally recognized independent accounting firm, which shall not be the regular accounting firm of Parent of the Company (the "Resolution Firm") to resolve the outstanding disagreement in accordance with the procedures set forth below; provided, however, that if the Shareholders' Representative and Parent cannot agree on a Resolution Firm, then each of the Shareholders' Representative and Parent will select a nationally recognized accounting firm and the two firms selected by the Shareholders' Representative and Parent will select the Resolution Firm. The Resolution Firm will review the Net Working Capital Calculation and the Shareholders' Representative's Objection and make a final written determination of the Net Working Capital Calculation, which determination shall be conclusive and binding on the Shareholders' Representative and Parent. The Resolution Firm's engagement shall be solely limited to determining the Net Working Capital Calculation.

            (ii)    Purchase Price Adjustments.    The Purchase Price shall be increased, dollar for dollar, by the amount, if any, by which the Net Working Capital Calculation determined in accordance with Section 2.7(d)(i), produces an amount greater than the Target Net Working Capital Amount. The Purchase Price shall be decreased, dollar for dollar, by the amount, if any, by which the Net Working Capital Calculation determined in accordance with Section 2.7(d)(i) produces an amount less than the Target Net Working Capital Amount. The amount of any decrease, plus interest at a rate of prime per annum from the Closing Date until the date deducted pursuant to this Section 2.7(d)(ii), shall be deducted by Parent from the Holdback Consideration by (A) reducing the Cash Holdback Amount by the product of (x) the Adjustment Amount and (y) the Cash Holdback Consideration Percentage and (B) reducing the Stock Holdback Amount by the product of (x) the Adjustment Amount and (y) the Stock Holdback Consideration Percentage. The amount of any increase, plus interest at a rate of prime per annum from the Closing Date until the date distributed pursuant to this Section 2.7(d)(ii), shall be paid on a Pro Rata basis by Parent to each Previous Equityholder that has surrendered Certificates for cancellation and has received therefor the Common Stock Closing Consideration in cash.

            (iii)    Costs of Resolution Firm.    If a Resolution Firm is engaged pursuant to Section 2.7(d)(i), the Shareholders' Representative and Parent shall bear the fees and expenses of such engagement in equal proportions unless otherwise provided hereinafter. If the net adjustment of all disputed items determined by the Resolution Firm results in a net adjustment in favor of the Shareholders' Representative of greater than ten percent (10%) of the net adjustment proposed by the Shareholders' Representative, then the Shareholders' Representative shall be deemed to be the prevailing Party and Parent shall be deemed to be the non-prevailing Party for purposes of this subsection. If the net adjustment of all disputed items determined by the Resolution Firm results in a net adjustment in favor of Parent of greater than ten percent (10%) of the net adjustment proposed by the Shareholders' Representative, then Parent shall be deemed to be the prevailing Party and the Shareholders' Representative shall be deemed to be the non-prevailing Party for purposes of this subsection. The non-prevailing Party shall pay all reasonable costs, fees and expenses related to the Resolution Firm's engagement pursuant to Section 2.7(d)(i) with respect to the Purchase Price adjustment calculations, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing Party.

            (iv)    Cooperation.    The Shareholders' Representative and Parent shall provide such documents and materials as reasonably requested by the other Party and shall fully cooperate with the other in order to determine the calculations set forth in this Section 2.7(d).

        Section 2.8    Dissenters' Rights.    Notwithstanding anything in this Agreement to the contrary, if required by the IBCL (but only to the extent required thereby) shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a Shareholder (a "Dissenting Shareholder") who properly exercises dissenters rights thereto in accordance with Chapter 44 of the IBCL ("Dissenting Shares") shall not be converted as described in Section 2.6(c), but shall be converted into the right to receive payment of the appraised value of such shares in accordance with the provisions of Chapter 44 of the IBCL, until such holder fails to perfect or effectively withdraws or loses such holder's right to appraisal and payment under the IBCL. On the Closing Date an amount of the Closing Cash Consideration shall be withheld by Parent from the Aggregate Merger Consideration payable under this Agreement equal to the number of Dissenting Shares multiplied by the Per Share Merger Consideration ("Dissenting Share Amount"). If, after the Effective Time, any Dissenting Shareholder fails to perfect or effectively withdraws or loses such right, each share of such Dissenting Shareholder shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration, without any interest thereon. The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of shares, or any withdrawals of such demands, (which notice shall in no event be given later than two business days after receipt by the Company of any such demand) and (ii) the right to participate in and, in Parent's sole and exclusive discretion, direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

        Section 2.9    Exchange Procedures.

          (a)    Surrender of Certificates.    Prior to the Effective Time, the Company shall mail or otherwise deliver to the Previous Equityholders, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates for Company Common Stock (the "Certificates") shall pass, only upon proper delivery of the Certificates to Parent), (ii) such other customary documents as may be reasonably required pursuant to such instructions and (iii) instructions for use in effecting the surrender of the Certificates and payment therefor. The Company shall solicit such letters of transmittal, other documents and Certificates from the Previous Equityholders, and surrender the same to Parent. Upon surrender to Parent of a Certificate (together with such letter of transmittal and other documents, properly completed and duly executed) at or following the Closing, the holder of such Certificate shall be entitled to such holders' Pro Rata portion of Common Stock Closing Consideration as set forth on Schedule 2.9(a) (such schedule to be delivered to Parent two (2) business days prior to the Effective Time), subject to any applicable withholding as required under the Code, or under any provisions of state, local or foreign tax law; provided, however, that with respect to any Closing Stock Consideration payable by Parent to the Qualified Shareholders at Closing, Parent shall (i) deliver written instructions to its transfer agent as of the Closing Date authorizing the preparation and issuance of any Closing Stock Consideration to the Qualified Shareholders and (ii) cause all shares of Kratos Common Stock representing such Closing Stock Consideration to be delivered as soon as commercially practicable thereafter.

          (b)    No Further Ownership Rights in Shares.    Upon the payment of the Common Stock Closing Consideration upon the surrender of Certificates representing the ownership of the Company Common Stock in accordance with the terms of this Article II, such payment shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject only to the right to receive the Holdback Consideration and the Adjustment Amount, if any, in accordance with the terms and conditions of Section 6.9 and Section 2.7(d), respectively. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled in exchange for the right to receive the Per Share Merger Consideration as provided in this Article II.

          (c)    Lost, Stolen or Destroyed Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, or an indemnity agreement reasonably acceptable to Parent, as indemnity against any claim that may be made against them with respect to such Certificate, Parent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.6.

          (d)    Adjustments.    If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, the Common Stock Merger Consideration and other similarly dependent items shall be equitably adjusted to reflect such change.

        Section 2.10    Further Assurances.    If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Merging Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Company or Surviving Corporation, as applicable, and their respective proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Merging Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Merging Corporation or any such Shareholder, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Merging Corporation and otherwise to carry out the purposes of this Agreement.

        Section 2.11    Closing Stock Consideration Resale.

          (a)    Registration Statement.    Promptly following the Closing, Parent shall use its reasonable best efforts to prepare and file a registration statement with the Securities and Exchange Commission (the "SEC") for the resale of the shares of Kratos Common Stock issued or issuable to the Qualified Shareholders pursuant to this Agreement (the "Registration Statement"). Subject to the last two sentences of Section 6.14, Parent shall cause such Registration Statement to be declared effective under the Securities Act of 1933, as amended, as soon as possible after filing with SEC.

          (b)    Outside Resale Date; Exchange Election.    In the event that any of the shares of Kratos Common Stock issued to a Qualified Shareholder at the Closing (the "Closing Stock") are not salable under Rule 144 or pursuant to an effective Registration Statement as of the twelve month anniversary of the Effective Date (the "Outside Resale Date"), such Qualified Shareholder may elect to exchange each share of Closing Stock held of record by such Qualified Shareholder that is not salable under Rule 144 or pursuant to an effective Registration Statement on the date of such election for a per share cash amount equal to the Kratos Stock Price (the "Exchange Election") by delivering to Parent within fifteen (15) business days following the Outside Resale Date (i) written notice of the Exchange Election, including the number of shares of Closing Stock to be exchanged therefor (the "Exchange Election Notice"), and (ii) the certificate(s) representing the shares of Closing Stock to be exchanged pursuant to the Exchange Election (the "Exchange Certificates"). Upon receipt of a duly executed Exchange Election Notice, together with the Exchange Certificates, delivered by a Qualified Shareholder in accordance with this Section 2.11(b), Parent shall promptly deliver to such Accredited Shareholder the aggregate cash payment determined in accordance herewith.

          (c)    Salable Date; Interest Stock.    Until the date on which all shares of Closing Stock are salable under Rule 144 or pursuant to an effective Registration Statement (the "Salable Date"), interest on the Closing Stock Consideration Value shall accrue, computed on the basis of actual days elapsed over a 360-day year, at a floating rate of one-month LIBOR (LIBOR to reset on the first business day of each month) plus 4% per annum, from the Effective Time to and including the Salable Date (the "Interest Amount"). The Interest Amount shall be payable by Parent in shares of Kratos Common Stock as provided in this Section 2.11(c). Each Qualified Shareholder who received shares of Closing Stock shall be entitled to receive that number of shares of Kratos Common Stock equal to (A) the Aggregate Interest Stock divided by the number of shares of Closing Stock held of record by the Qualified Shareholders at the Salable Date multiplied by (B) the number of shares of Closing Stock held of record by such Qualified Shareholder at the Salable Date (the "Interest Stock"). Parent shall deliver the Interest Stock to the Qualified Shareholders as soon as commercially practicable following the Salable Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Kratos, Parent and Merger Sub that the statements contained in this Article III are current and complete, except as set forth in the Company Disclosure Schedule, which Company Disclosure Schedule shall specifically identify the section of this Agreement for which each exception is taken:

        Section 3.1    Organization, Power and Standing.    The Company and its Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the State of Indiana and have the requisite corporate power and authority to carry on their business as now being conducted. No receiver has been appointed of the whole or any part of the assets or undertakings of the Company or any of its Subsidiaries, no administrative order has been made (and no petition therefor has been presented) in relation to the Company or any Subsidiary, no proposal for a voluntary arrangement between the Company or any Subsidiary and any of their creditors has been made or is contemplated by the Company or a Subsidiary and no petition has been presented, no order has been made and no resolution has been passed for the dissolution or winding up of the Company or any Subsidiary. Section 3.1 of the Company Disclosure Schedule sets forth all jurisdictions in which the Company and its Subsidiaries are qualified as a foreign business. The Company, and each Subsidiary, is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Business.

        Section 3.2    Capital Structure.

          (a)   As of the date hereof, the authorized capital stock of the Company consists of five hundred million (500,000,000) shares of common stock, with no par value.

          (b)   As of the date hereof:

              (i)  Thirty-one million one-hundred ninety-four thousand two-hundred forty-three (31,194,243) shares of Common Stock are issued and outstanding, all of which were validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar right;

             (ii)  No shares were held in the treasury of the Company; and

            (iii)  Three million forty-eight thousand seven-hundred eighty (3,048,780) shares were reserved for the Company Stock Option Plan.

          (c)   Section 3.2(c) of the Company Disclosure Schedule contains a correct and complete list as of the date of this Agreement of each outstanding Company Stock Option, all of which have already vested, including the holder, date of grant, exercise price and number of shares of Company Common Stock subject thereto

          (d)   Section 3.2(d) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each Shareholder who holds Company Common Stock, together with their address and the number of shares of the Company Common Stock held by such Shareholder.

          (e)   Except as set forth in Section 3.2(e) of the Company Disclosure Schedule, there are no options, warrants, calls, rights or agreements to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right or agreement, and there are no outstanding contractual rights to which the Company is a party, the value of which is based on the value of the Company Common Stock. Except as set forth in Section 3.2(e) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock.

          (f)    Section 3.2(f) of the Company Disclosure Schedule sets forth a complete list of all Subsidiaries of the Company and all corporations, limited liability companies, partnerships or other entities in which the Company has an interest. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company have been validly issued, are fully paid and nonassessable. Section 3.2(f) of the Company Disclosure Schedule lists the legal and beneficial owner of record as to all outstanding shares or capital stock or other equity interests of each Subsidiary of the Company.

          (g)   The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into, or exchangeable or exercisable for, securities having the right to vote) with the Shareholders on any matter.

          (h)   To the Knowledge of the Company, each Qualified Shareholder set forth on Schedule A is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

        Section 3.3    Authority.    On or prior to the date of this Agreement, the Board of Directors of the Company has approved this Agreement in accordance with the IBCL and the Shareholder Agreements have been executed and delivered by the Shareholders set forth on Schedule A. The Company has all requisite corporate power and authority to enter into this Agreement to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action (including Board action) on the part of the Company, subject to (i) approval and adoption of this Agreement by the holders of the Company Common Stock as required by the IBCL, (ii) the filing of the Articles of Merger as required by the IBCL and (iii) the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, and binding effect of this Agreement on Parent and Merger Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies.

        Section 3.4    Consents and Approvals; No Violation; Litigation.

          (a)   Except with respect to the Section 8(a) Contracts and except as set forth in Section 3.4(a) of the Company Disclosure Schedule, assuming that all consents, approvals, authorizations and other actions described in Section 3.4(b) have been obtained and all filings and obligations described in Section 3.4(b) have been made, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under, any provision of (i) the Articles of Incorporation of the Company, as amended (the "Company Charter") or the Bylaws of the Company, as amended (the "Company Bylaws"), (ii) any Company Agreement or any other note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its respective properties or assets, other than, in the case of clauses (ii) or (iii), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

          (b)   No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for:

              (i)  the filing of the Articles of Merger with the Secretary of State of the State of Indiana, the filing of the Certificate of Merger with the Secretary of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business;

             (ii)  such filings relating to the Registration Statement and under the HSR Act; and

            (iii)  such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

          (c)   Except as set forth in Section 3.4(c) of the Company Disclosure Schedule, there is no outstanding claim or other Proceeding pending by or against, or to the Knowledge of the Company threatened by or against the Company or any Subsidiary (including at law or in equity or before or by any Governmental Authority or arbitrator). To the Knowledge of the Company, there is no basis for any such claim or other Proceeding. The Company and each Subsidiary is in compliance in all material respects with all Laws applicable to the Business as presently conducted by the Company and each Subsidiary. No written notice has been received by the Company or any Subsidiary during the past three (3) years alleging any violation of Law by the Company or any Subsidiary. The Company and each Subsidiary has all material Permits and Registrations necessary for the conduct and operation of the Business as currently conducted by the Company and each Subsidiary, and Section 3.4(c) of the Company Disclosure Schedule sets forth a list of such permits. Except as set forth in Section 3.4(c) of the Company Disclosure Schedule, the permits listed in Section 3.4(c) of the Company Disclosure Schedule are valid and in full force and effect and will remain in full force and effect after the Closing and consummation of the transaction contemplated hereby. The Company and each Subsidiary is in material compliance with the terms and conditions of all said permits.

        Section 3.5    Charter and Bylaws.

          (a)   The Company has heretofore furnished to Parent a complete and correct copy of the Company Charter and the Company Bylaws, each as amended to date. The Company Charter and the Company Bylaws are in full force and effect. The Company is not in violation of any provision of the Company Charter or the Company Bylaws that would have a Material Adverse Effect on the Company.

          (b)   Each of the Company's Subsidiaries has heretofore furnished to Parent a complete and correct copy of its Articles of Incorporation, Certificate of Incorporation or Articles of Organization, as the case may be, (collectively, the "Subsidiary Charters") and its Bylaws (collectively, the "Subsidiary Bylaws"), each as amended to date. The Subsidiary Charters and the Subsidiary Bylaws are in full force and effect. The Company's Subsidiaries are not in violation of any provision of the applicable Subsidiary Charters or the Subsidiary Bylaws that would have a Material Adverse Effect on the Company.

        Section 3.6    Financial Statements.

          (a)    Audited.    The Company has delivered to Parent copies of Company's audited consolidated financial statements as of and for the fiscal years ended December 31, 2004, 2005, and 2006, together with the notes thereto (the "Audited Financial Statements"). The Audited Financial Statements were prepared in accordance with GAAP consistently applied throughout the periods indicated, are correct and complete and fairly present the financial position and condition of the Company at the dates thereof and the results of operations of the Company for the periods covered thereby, and contain no material misstatements or omissions.

          (b)    Unaudited.    The Company has delivered to Parent copies of Company's unaudited consolidated financial statements for the six (6) month period ended June 30, 2007, (the "Unaudited Financial Statements"). The Unaudited Financial Statements were prepared in accordance with GAAP on a basis consistent with the Audited Financial Statements and are correct and complete and fairly present the financial position and condition of the Company at the date thereof and the results of operations for the period covered thereby (subject to customary year end adjustments and not including footnotes necessary for presentation in accordance with GAAP) and contain no material misstatements or omissions (the Audited Financial Statements and the Unaudited Financial Statements, together, the "Financial Statements").

          (c)    Liabilities.    Except as set forth in Section 3.6(c) of the Company Disclosure Schedule or as fully reflected or reserved against in the Financial Statements, the Company does not have outstanding any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise, including liabilities for Taxes), other than liabilities (including liabilities for Taxes) incurred in the ordinary course of business that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

          (d)    Internal Controls.    Except as set forth in Section 3.6(d) of the Company Disclosure Schedule, the Company maintains a system of internal accounting controls sufficient, based on and consistent with the size and ownership of the Business and the Company, to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        Section 3.7    Accounts Receivable.    Except as set forth in Section 3.7 of the Company Disclosure Schedule, to the Knowledge of the Company, all of the accounts and notes receivable of the Company set forth in the Financial Statements (net of the applicable reserves):

            (i)  represent sales actually made or transactions actually effected in the ordinary course of business for goods or services delivered or rendered to unaffiliated customers in bona fide arm's length transactions;

           (ii)  constitute valid claims; and

          (iii)  are good and collectible at the aggregate recorded amounts thereof (net of such reserves) without right of recourse, defense, deduction, return of goods, counterclaim, or offset and have been or will be collected in the ordinary course of business and consistent with past experience.

        Section 3.8    Tax Matters.    Except as set forth in Section 3.8 of the Company Disclosure Schedule, all foreign, federal, state, county and local taxes, including, without limitation, income, gross receipts, corporate franchise, stamp, transfer, sales, and use, license, severance, excise, employment (including unemployment compensation contributions), withholding, ad valorem, alternative or add-on minimum, estimated, or any other similar taxes, special charges or levies, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties ("Taxes") due and payable by the Company on or before the date of the Financial Statements have been paid (whether disputed or not) or recognized as a liability in the Financial Statements, and the Company has filed all tax returns and reports required to be filed by the Company with all applicable taxing authorities when due (taking into account any granted filing extension requests) (collectively, the "Tax Returns"), and such Tax Returns were accurate and complete in all material respects. The provisions for Taxes included in the Unaudited Financial Statements represent, in all material respects, adequate provision for all accrued and unpaid Taxes of the Company, whether or not disputed, as of the date of the Unaudited Financial Statements. To the Knowledge of the Company, positions taken by the Company on such Tax Returns with respect to the liability of the Company for Taxes or used in making provisions for Taxes in the Financial Statements are proper and otherwise in accordance with a reasonable interpretation of the Code, the regulations thereunder and cases, rulings and administrative guidance related thereto as in effect at the time such positions were taken. The Company will not be required to exclude any item of deduction from taxable income for any taxable period (or portion thereof) ending prior to the Closing Date as a result of any disallowed or deferred interest expense deduction. Except as set forth in Section 3.8 of the Company Disclosure Schedule, the Company has paid (or has recognized as a liability on its financial statements) all Taxes that could form a charge or encumbrance on the Company or its assets or that could become payable by Parent, Merger Sub or the Company as a result of or in connection with any event relating to the Company occurring on or before the Closing, whether or not shown on any Tax Return. The Company has no outstanding or unsatisfied deficiency assessments with respect to any Taxes, and there are no current audits or investigations by or disputes with any authority with respect to any Taxes that may affect the Company or form a lien or charge on any of its assets. The Company has not received written notice that an examination of or proceeding concerning any Tax Return of the Company is pending or threatened. The Company will not be required to include any item of income in or exclude an item of deduction from any period ending after the Closing Date resulting from a change in accounting method or period, a "closing agreement" (as described in section 7121 of the Code), intercompany transactions or an excess loss account, an installment sale or open transaction disposition prior to Closing Date, or a prepaid amount received on or prior to Closing Date. The Company has not waived any statute of limitations in respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company has not and will not be subject to accumulated earnings Tax contained in sections 531 and 532 of the Code for periods ending on or before the Closing Date. The Company is not a party to any Tax allocation or sharing agreement. The Company has not been a member of an "affiliated group" (as defined in Section 1504(a) of the Code) filing a consolidated federal income Tax

Return (other than a group the common parent of which was the Company) or has any Tax liability for any Person (other than the Company) under Reg. Sec. 1.1502-6, as a transferee or successor, by contract, or otherwise. All Company Stock Options (i) were granted in consideration for the performance of "services" (as such term is defined in Section 83 of the Code) and (ii) are not the subject of any election statement made under Section 83(b) of the Code as those terms are defined under Section 83 of the Code and the Treasury Regulations thereunder. No state or federal "net operating loss" or other tax attribute of the Company or any Subsidiary is subject to the limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Effectiveness Time.

        Section 3.9    Absence of Certain Changes or Events.    Except as set forth in Section 3.9 of the Company Disclosure Schedule, and as contemplated or expressed herein, since December 31, 2006:

          (a)   the Company has not incurred any liability or obligation (indirect, direct or contingent), or entered into any oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material Adverse Effect on the Company;

          (b)   the Company has not sustained any loss or interference with its business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had, or would result in, a Material Adverse Effect on the Company;

          (c)   there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock;

          (d)   there has not been, (i) any change by the Company in its accounting methods, principles or practices, (ii) any revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice, and (iii) any entry by the Company into any commitment or transaction material to the Company, except in the ordinary course of business and consistent with past practice;

          (e)   there has not been (i) any adoption of a new Company Plan (as hereinafter defined), (ii) any amendment to a Company Plan, (iii) any granting by the Company to any executive officer or other key employee of the Company of any increase in compensation, except in the ordinary course of business consistent with prior practice, (iv) any granting by the Company to any such executive officer or other key employee of any increase in retention, severance, termination, or similar arrangements or agreements in effect as of the date of the most recent financial statements or (v) any entry by the Company into any employment, severance, retention, termination, similar arrangement or agreement with any such executive officer or other key employee except in the ordinary course of business consistent with prior practice;

          (f)    there has not been any change in the amount or terms of the indebtedness of the Company other than in the ordinary course of business;

          (g)   there has not been any granting of a security interest in or lien on any property or assets of the Company; and

          (h)   there has been no event causing a Material Adverse Effect on the Company, nor any set of circumstances that would, individually or in the aggregate, result in a Material Adverse Effect on the Company.

        Section 3.10    Title to and Sufficiency of Assets.

          (a)   Except as set forth in Section 3.10 of the Company Disclosure Schedule, the Company owns, and as of the Effective Time the Company will own, good and marketable title to all of its assets constituting personal property to conduct the Business as presently conducted by the Company (excluding, for purposes of this sentence, assets held under leases), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions (collectively, "Liens"). Such assets, together with all assets held by the Company under leases, include all tangible and intangible personal property, contracts and rights required for the operation of the Business as presently conducted.

          (b)   The Company owns, and as of the Effective Time the Company will own, no Real Estate. All Real Estate used by the Company is leased by the Company pursuant to the Real Estate Leases and is adequate for the operation of the Business as presently conducted by the Company. The leases to all Real Estate occupied by the Company are in full force and effect and no event has occurred with the passage of time, the giving of notice, or both, would constitute a default or event of default by the Company or, to the Knowledge of the Company, any other Person who is a party signatory thereto.

        Section 3.11    Permits and Compliance.

          (a)   The Company, together with its Subsidiaries, is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, clearances (including appropriate security clearances), certificates, approvals and orders necessary for the Company, together with its Subsidiaries, to own, lease and operate its properties or to conduct the Business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (b)   To the Company's Knowledge, it is not in violation of: (i) any applicable law, ordinance, administrative, or governmental rule or regulation of any Governmental Entity, including any consumer protection, kickback, procurement integrity, contingent fee, gratuities to government officials, environmental, equal opportunity, customs, export control, foreign trade and foreign corrupt practices laws, securities laws, rules or regulations (including Cost Accounting Standards, the National Industrial Security Program Manual (including all rules and regulations relating to protection of classified information and retention of facility and personnel security clearances), the Federal Acquisition Regulations and any agency supplements thereto (e.g., FARS and NASA FAR regulations) and the Truth in Negotiation Act), or (ii) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company, including any Company Permit.

          (c)   The Company, together with its Subsidiaries, has obtained all material regulatory approvals, and to the Knowledge of the Company, the Company, together with its Subsidiaries, has obtained all material regulatory approvals from any foreign regulatory agencies, related to the products or services sold by the Company or any Subsidiary.

          (d)   Except as set forth in Section 3.11 of the Company Disclosure Schedule, the properties, assets and operations of the Company, together with its Subsidiaries, are in material compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws"). With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, to the Knowledge of the Company, there are no past or present conditions, circumstances, activities, practices, incidents, or actions of the Company or any Subsidiary that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws except as set forth in Section 3.11 of the Company Disclosure Schedule.

        Section 3.12    Certain Business Practices.    None of the Company or any Subsidiary or, to the Knowledge of the Company, any directors, officers, agents or employees of the Company or any Subsidiary has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practice Act of 1977, as amended or (iii) made any other unlawful payment.

        Section 3.13    Actions and Proceedings.    Except as set forth in Section 3.13 of the Company Disclosure Schedule, to the Knowledge of the Company there is no outstanding order, judgment, injunction, award or decree of any Governmental Entity against or involving the Company or any Subsidiary, or against or involving any of the present or former directors, officers, employees, consultants, agents or shareholders of the Company or any Subsidiary, as such, any of its or their properties, assets or business or any Company Plan (as hereinafter defined) and which is related to the Business. Except as set forth in Section 3.13 of the Company Disclosure Schedule, there is no action, suit or claim, labor dispute, or legal, administrative or arbitrative proceeding or investigation (including claims for workers' compensation or investigations by a Governmental Entity), suspension or debarment (including under the False Claims Act) pending or, to the Knowledge of the Company, threatened against or involving the Company or any Subsidiary or any of its present or former directors, officers, employees, consultants, agents or shareholders, as such, or any of its properties, assets or business or any Company Plan and which is related to the Business.

        Section 3.14    Employment Issues.

          (a)   Section 3.14(a) of the Company Disclosure Schedule sets forth a list of those employees of the Company subject to written employment agreements (collectively, the "Employment Agreements").

          (b)   Neither the Company nor any Subsidiary is a party to any collective bargaining agreement, labor contract or other agreement with a body representing any of its or their employees. Neither the Company nor any Subsidiary is now, or has ever, engaged in any unfair labor practice with respect to any Persons employed by or otherwise performing services primarily for the Company or any Subsidiary (the "Company Business Personnel"), and, to the Knowledge of the Company, there is no unfair labor practice complaint or grievance against the Company or any Subsidiary by any Person pursuant to the National Labor Relations Act or any comparable state or foreign law pending or threatened in writing with respect to the Company Business Personnel and there have been no claims, inquiries, citations, penalties assessed or other proceedings in respect of the Company or any Subsidiary which relate to any provision of law relating to unfair labor practices. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Subsidiary which may interfere with the Business.

          (c)   Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, the Company and each Subsidiary is in material compliance with all applicable laws, rules and regulations which relate to wages and hours and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

          (d)   Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, the Company and each Subsidiary is in material compliance with all applicable laws, rules and regulations which relate to discrimination in employment, including those relating to race, color, national origin, sex, religion, age, marital status, disability or any other legally protected status and there are no pending or, to the Knowledge of the Company, threatened discrimination charges or complaints against the Company or any Subsidiary relating to race, color, national origin, sex, religion, age, marital status, disability or any other legally protected status.

          (e)   Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, to the Knowledge of the Company, neither the Company nor any Subsidiary is now, or during the three (3) years prior hereto, has been, charged with or threatened with a charge of violation, or under investigation with respect to a possible violation, of any provision of any law relating to equal employment opportunity and there have been no complaints, claims, inquiries, citations, penalties assessed or other proceedings in respect of the Company or any Subsidiary which relate to any provision of any law relating to equal employment opportunity, and neither the Company nor any Subsidiary is liable for any back pay, forward pay, damages (including treble or punitive damages), or any other amounts in respect thereof.

          (f)    Section 3.14(f) of the Company Disclosure Schedule contains a correct and complete list of the name, start date, and current annual salary of all Company Business Personnel.

          (g)   The Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder, or any similar state or local law that remains unsatisfied.

        Section 3.15    Certain Agreements.    Except as to the Employment Agreements and for those agreements set forth in Section 3.15 of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to any oral or written agreement or plan, including any severance agreement, retention agreement or other similar agreement or arrangement, or stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan (collectively, the "Compensation Agreements"), pension plan (as defined in Section 3(2) of the ERISA) or welfare plan (as defined in Section 3(1) of ERISA), which provides for the granting of any benefits or that any of the benefits of which will be increased, or (except as any acceleration of vesting of any Company Stock Options) the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or (except as to the Company Stock Options) the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

        Section 3.16    ERISA.

          (a)   Each Company Plan is listed in Section 3.16(a) of the Company Disclosure Schedule. With respect to each Company Plan, the Company has delivered to Parent a true and correct copy of (i) the three most recent annual reports (Form 5500) filed with the IRS, (ii) each such Company Plan that has been reduced to writing and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to each such Company Plan, (iv) a written summary of each unwritten Company Plan, (v) the most recent summary plan description or other written explanation of each Company Plan provided to participants, (vi) the most recent determination letter and request therefor, if any, issued by the IRS with respect to any Company Plan intended to be qualified under section 401(a) of the Code, (vii) any request for a determination currently pending before the IRS and (viii) all correspondence with the IRS, the Department of Labor or Pension Benefit Guaranty Corporation relating to any outstanding controversy or audit. Each Company Plan complies in all material respects with ERISA, the Code and all other applicable statutes and governmental rules and regulations. Neither the Company nor any ERISA Affiliate currently maintains, contributes to or has any liability under or, at any time during the past six years has maintained or contributed to, any pension plan which is subject to section 412 of the Code or section 302 of ERISA or Title IV of ERISA. Neither the Company nor any ERISA Affiliate currently maintains, contributes to or has any liability under or, at any time during the past six years has maintained or contributed to, any Company Multiemployer Plan.

          (b)   Except as listed in Section 3.16(b) of the Company Disclosure Schedule, with respect to the Company Plans, to the Knowledge of the Company, no event or set of circumstances has occurred and there exists no condition or set of circumstances in connection with which the

  Company or ERISA Affiliates or any Company Plan fiduciary (with respect to the Company Plan) could be subject to any liability for any material violation of the terms of such Company Plans, ERISA, the Code or any other applicable law. Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, all Company Plans that are intended by their terms to be, or are otherwise treated by the Company as qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending and the Company is not aware of any reason why any such Company Plan is not so qualified in operation. Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate has any liability or obligation under any welfare plan or agreement, within the meaning of Section 3(1) of ERISA, to provide health, life, disability insurance, deferred compensation or pension benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code.

          (c)   Except as set forth in Section 3.16(c) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (d)   With respect to each Company Plan, all contributions and payments due on or prior to the Closing have been or will be timely made.

        Section 3.17    Intellectual Property.

          (a)   The Company owns title to or possesses adequate licenses or other valid rights to use (including the right to sublicense to customers, suppliers or others as needed) all of the Intellectual Property that is necessary for the Business as currently conducted by the Company (collectively, the "Company Intellectual Property"). DTI Associates, Inc., a Virginia corporation and wholly-owned subsidiary of the Company ("DTI Associates"), has joint ownership of the RM design and data as set forth on Schedule 3.17(a).

          (b)   Section 3.17(b) of the Company Disclosure Schedule sets forth all of the Proprietary Assets owned by the Company or any Subsidiary which have been registered with a Governmental Entity. The Company has taken adequate steps to prevent the unauthorized disclosure or use, of confidential information related to the Proprietary Assets of the Company or any Subsidiary.

          (c)   Section 3.17(c) of the Company Disclosure Schedule lists each material license or other agreement with a third party pursuant to which the Company or any Subsidiary has the right to use the Intellectual Property of such party utilized in connection with any product of, or service provided by, the Company or any Subsidiary (the "Company Licenses").

          (d)   Except as set forth in Section 3.17(d) of the Company Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened interferences, re-examinations, oppositions or cancellation proceedings involving any patents or patent rights, trademarks or trademark rights, or applications therefor, of the Company or any Subsidiary. There are no pending or, to the Knowledge of the Company, threatened claims or litigation contesting the validity, ownership or right to use, sell, license or dispose of the Company Intellectual Property.

          (e)   There is no breach or violation by the Company or any Subsidiary under, and to the Knowledge of the Company, no breach or violation by any other party to any Company License which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

          (f)    There has been no unauthorized disclosure or use by employees, consultants, officers, directors and agents of, and, to the Knowledge of the Company, there has otherwise been no unauthorized disclosure or use of, confidential information, trade secret rights, processes and formulas, research and development results and other know-how of the Company, which in each case could cause a Material Adverse Effect.

          (g)   Except as set forth in Section 3.17(g) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has licensed or otherwise permitted the use by any third party of any proprietary information or Company Intellectual Property on terms or in a manner which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

          (h)   The conduct of the Business as conducted in the past, or as currently conducted, did not and does not infringe upon or conflict with, in any way, any Intellectual Property rights of any third party.

          (i)    Except as set forth in Section 3.17(i) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no infringements of, or conflicts with, any Company Intellectual Property.

        Section 3.18    Environmental Matters.    To the Knowledge of the Company, the Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all applicable Environmental Permits and other required authorizations from any Governmental Entity required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither the Company nor any Subsidiary has received any notice or other communication (in writing or otherwise), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any Subsidiary is not in compliance with the Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company's or any Subsidiary's compliance with any applicable Environmental Law in the future. Except as set forth in Section 3.18 of the Company Disclosure Schedule, there are no environmental assessments or audit reports or other similar studies or analyses in the possession of or, to the Knowledge of the Company, available to the Company or any Subsidiary relating to any real property currently or formerly owned, leased or occupied by the Company or any Subsidiary.

        Section 3.19    Suppliers, Customers, Distributors and Significant Employees.    Except as set forth in Section 3.19 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received any notice or has any reason to believe that (a) any significant supplier, including any sole source supplier, will not sell products, supplies, merchandise and/or other goods to the Company or any Subsidiary at any time after the Effective Time on terms and conditions substantially similar to those used in its current sales to the Company or any Subsidiary, subject only to general and customary price increases; (b) any significant customer of the Company or any Subsidiary intends to terminate or limit or alter its business relationship with the Company or any Subsidiary; or (c) any employee of the Company or any Subsidiary intends to terminate or has terminated such employee's employment with the Company or any Subsidiary.

        Section 3.20    Contracts.

          (a)   Section 3.20(a) of the Company Disclosure Schedule contains a list of all active leases and subleases of Real Estate by the Company or any Subsidiary (collectively, the "Real Estate Leases"). Section 3.20(a) of the Company Disclosure Schedule also contains a list of all leases or subleases of personal property which are material to the operation of the Business as currently conducted by the Company (collectively, the "Personal Property Leases"; the Real Estate Leases and the Personal Property Leases are hereinafter collectively referred to as the "Leases").

          (b)   Section 3.20(b) of the Company Disclosure Schedule contains a list of all Set-Aside Contracts and active contracts to which the Company or any Subsidiary and any Governmental Entity is a party, and any active contracts pursuant to which the Company or any Subsidiary acts as a vendor or a subcontractor for a party having a contract with a Governmental Entity (collectively, the "Government Contracts"). Section 3.20(b) of the Company Disclosure Schedule sets forth which of the Government Contracts are Section 8(a) Contracts and Set-Aside Contracts.

          (c)   Section 3.20(c) of the Company Disclosure Schedule contains a list of all active teaming agreements and vendor and supply agreements which are material to the operation of the Business as currently conducted by the Company or any Subsidiary (collectively, the "Additional Contracts") (the Leases, Governmental Contracts and the Additional Contracts are collectively referred to herein as the "Material Contracts").

          (d)   Except as set forth in Section 3.20(d) of the Company Disclosure Schedule, neither the Company, any Subsidiary, nor, to the Knowledge of the Company, any other party to any Material Contract is currently in material violation, breach or default under any such contract or, with or without notice or lapse of time or both, would be in violation or breach of or default under any such contract.

          (e)   Except as set forth in Section 3.20(e) of the Company Disclosure Schedule, to the Knowledge of the Company, with respect to the Government Contracts:

              (i)  no Government Contract was entered into with the anticipation that such contract would result in a loss upon completion or performance thereof, nor has anything come to the attention of the Company which would reasonably lead them to believe that there are any such Government Contracts currently expected to result in any loss;

             (ii)  the Company and each Subsidiary has made, in a timely and proper fashion, any and all material claims to which it may be entitled and all appeals necessary to preserve its rights in connection with all Government Contracts;

            (iii)  there are no open Inquiries, investigations, disputes or Controversies with respect to any Government Contracts; and

            (iv)  neither the Company nor any Subsidiary has engaged in any collusive bidding, defective pricing, conflicts of interest, or undisclosed product substitution or improper time or expense charging or payment of gratuities with respect to any Government Contract, and all statements, claims and certifications made in connection with any Government Contract were true, accurate and complete in all material respects when made.

          (f)    Except as to any of the Material Contracts, neither the Company nor any Subsidiary is a party to or bound by:

              (i)  any contract for the purchase, sale or lease of real property;

             (ii)  any agreement which provides for, or relates to, the incurrence by the Company or any Subsidiary of debt for borrowed money (including, without limitation, any interest rate or foreign currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate and/or foreign exchange risk associated with its financing);

            (iii)  any non-competition agreement, exclusive territory, exclusive product, no-hire or non-solicitation agreement or similar agreement that limits or restricts the Company or any Subsidiary from carrying on any business;

            (iv)  any contract or agreement which provides for a most favored pricing provision or any similar provision for any customer of the Company or any Subsidiary; and

             (v)  any non-disclosure or similar agreement restricting the Company's or any Subsidiary's ability to disclose any information or data.

          (g)   Except as set forth in Section 3.20(g) of the Company Disclosure Schedule, there are no contracts or agreements of the Company having terms or conditions which would have a Material Adverse Effect on the Company or that materially impair the ability of the Company to conduct the Business as currently conducted or would reasonably be expected to materially impair the Surviving Corporation's ability to conduct the Business after the Effective Time.

          (h)   Except as set forth in Section 3.20(h) of the Company Disclosure Schedule, each Material Contract constitutes a valid, binding and enforceable obligation of the Company or any Subsidiary and, to the Knowledge of the Company, the other parties thereto, enforceable against the parties in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws related to creditor's rights and remedies generally, and is in full force and effect and are expected to continue in full force and effect after the Effective Time, in each case, without breaching the terms thereof or resulting in the forfeiture, termination or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Neither the Company nor any Subsidiary is in, or is alleged to be in, breach or default thereunder, nor is there or is there alleged to be any basis for termination thereof, and, to the Knowledge of the Company, no other party to any such Material Contract has breached or defaulted thereunder or has acted or failed to act in any manner that is reasonably likely to result in criminal charges or claims for material damages being brought against the Company or any Subsidiary, and, to the Knowledge of the Company, no event or set of circumstances has occurred and no condition or state of facts or set of circumstances exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or any Subsidiary, or by any such other Party

        Section 3.21    Insurance.

          (a)   The Company together with its Subsidiaries maintains insurance policies with financially sound insurance companies or self-insurance programs of such types (including, but not limited to, products liability, workmen's compensation and general liability) and such amounts as, in the reasonable judgment of the Company, are adequate for the Business and operations of the Company together with its Subsidiaries as currently conducted (and as conducted heretofore).

          (b)   Section 3.21 of the Company Disclosure Schedule contains (i) an accurate and complete list of all such policies and programs of insurance providing coverage for the Company together with its Subsidiaries, including the name of the insurer, type of insurance or coverage, policy number, and the amount of coverage and any retention or deductible of the Company or any Subsidiary, and (ii) a schedule setting forth the aggregate claims and all individual claims in excess of Ten Thousand Dollars ($10,000) made under each such policy or program (or any predecessor policy or program) during the last three (3) years.

          (c)   No notice of cancellation, termination or reduction in coverage has been received by the Company or any Subsidiary with respect to any policy listed in Section 3.21 of the Company Disclosure Schedule. Neither the Company nor any Subsidiary has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or which it has carried insurance during the last three (3) years.

        Section 3.22    Transactions with Affiliates.

          (a)   Except as set forth in Section 3.22(a) of the Company Disclosure Schedule, since December 31, 2006, neither the Company nor any Subsidiary has, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any material property or assets or obtained any material services from, (ii) sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of the Company), (iii) entered into or modified in any manner any contract with, or (iv) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any Affiliated Person.

          (b)   Except as set forth in Section 3.22(b) of the Company Disclosure Schedule, (i) the contracts of the Company and its Subsidiaries do not include any material obligation or commitment between the Company and any Affiliated Person, (ii) the assets of the Company and its Subsidiaries do not include any receivable or other obligation or commitment from an Affiliated Person to the Company or any Subsidiary and (iii) the liabilities of the Company and its Subsidiaries do not include any payable or other obligation or commitment from the Company to any Affiliated Person.

          (c)   To the Knowledge of the Company and except as set forth in Section 3.22(c) of the Company Disclosure Schedule, no Affiliated Person of the Company is a party to any contract with any customer or supplier of the Company or any Subsidiary that affects in any material manner the Business, financial condition or results of operation of the Company.

          (d)   Section 3.22(d) of the Company Disclosure Schedule sets forth (i) for each officer, director or employee who is a party to, or will receive benefits under, any Compensation Agreement as a result of the transactions contemplated herein, the total amount that each such Person may receive, or is eligible to receive (excluding any Merger Consideration), assuming that the transactions contemplated by this Agreement are consummated on the date hereof, and (ii) the total amount of indebtedness owed to the Company or any Subsidiary from each officer, director or employee of the Company or any Subsidiary.

        Section 3.23    Brokers.    Except as disclosed on Section 3.23 of the Company Disclosure Schedule, no broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

        Section 3.24    Government Furnished Equipment.    The Company does not have any equipment or fixtures loaned, bailed or otherwise furnished to or held by the Company by or on behalf of the United States or any foreign country.

        Section 3.25    Government Contracting.

          (a)   Except as set forth in Section 3.25(a) of the Company Disclosure Schedule, there are (i) no outstanding material claims against the Company or any Subsidiary, either by any Governmental Entity or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract, and (ii) no disputes between the Company or any Subsidiary and any Governmental Entity under the Contract Disputes Act or any other Federal statute or between the Company or any Subsidiary and any prime contractor, subcontractor or vendor arising under or relating to any such Government Contract. Except as set forth in Section 3.25(a) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no facts that could reasonably be expected to result in a claim or dispute under clause (i) or (ii) of the immediately preceding sentence.

          (b)   The Company has submitted all required provisional bid labor and indirect rates through fiscal year 2007, and final indirect rates to the cognizant U.S. Government administrative contracting officer through fiscal year 2006. All such submissions are consistent with all government regulations cost accounting rules and regulations, including but not limited to the Federal Acquisition Regulations. No material unallowable costs were contained therein.

          (c)   Except as set forth in Section 3.25(c) of the Company Disclosure Schedule, neither the Company, any Subsidiary nor, to the Knowledge of the Company, any of its present employees, consultants or agents is (or during the last five (5) years has been) suspended or debarred from doing business with any Governmental Entity or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for any Governmental Entity.

          (d)   Except as set forth in Section 3.25(d) of the Company Disclosure Schedule, to the Knowledge of the Company, no statement, representation or warranty made by Company or any Subsidiary in any Government Contract, any government bid or any exhibit thereto or in any certificate, statement, list, schedule or other document submitted or furnished to any Governmental Entity in connection with any Government Contract or government bid (i) contained on the date so furnished or submitted any untrue statement of material fact, or failed to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, or (ii) contains any untrue statement of a material fact, or fails to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, except where, in the case of both clauses (i) and (ii), any untrue statement or failure to state a fact would not have a Material Adverse Effect on the Company.

          (e)   The Company together with its Subsidiaries, in conducting the Business as it relates to government contracts, is in material compliance with all government accounting principals and governing regulations, including but not limited to, all laws relating to government contract recordkeeping. No unidentified unallowable costs exist on the books and records of the Company.

          (f)    The Company together with its Subsidiaries has submitted all required labor rate proposals, as well as all final indirect rate submissions, to the cognizant Defense Contract Management Agency (DCMA) Administrative Contracting Officer for prior years in accordance with applicable Federal Acquisition Regulations and there are no outstanding or unresolved matters with respect thereto•

          (g)   Except as set forth on Section 3.25(g) of the Company Disclosure Schedule: (i) none of the Company's or any Subsidiary's employees, consultants or agents is (or, to the Knowledge of the Company, during the last five (5) years has been) under administrative, civil or criminal investigation, indictment or request for information by any Governmental Authority relating to the performance of his or her duties to the Company or any Subsidiary; (ii) there is not pending any audit or investigation of the Company, its officers, employees or representatives nor, to the Knowledge of the Company, within the last five (5) years has there been any audit or investigation of the Company, officers, employees or representatives resulting in a material adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any government contract; and (iii) during the last five (5) years, neither the Company no any Subsidiary has made any voluntary disclosure to any Governmental Entity with respect to any misstatements or omissions arising under or relating to any government contract that has led or is expected to lead, either before or after the Effective Time, to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

        Section 3.26    Claims and Invoices.

          (a)   Neither the Company nor any Subsidiary has any obligation to refund or otherwise repay the Collected Amount.

          (b)   Neither the Company nor any Subsidiary is liable for, or under obligation to pay, any damages resulting from delays in the completion of the Milestones.

          (c)   The Company has invoiced the Customer for the Invoice Amount for the completion of the Selected Milestones (the "Outstanding Invoices") and the Outstanding Invoices constitute valid invoices and are good and collectible in full without right of recourse, defense, deduction or offset.

        Section 3.27    Representations and Warranties.    Each of the representations and warranties contained in this Article III will be true and correct as of the Closing Date, except for (i) changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Parent, (ii) any transaction permitted by Section 5.1 of this Agreement, and (iii) for those representations and warranties which address matters only as of a particular date, in which case, those shall be true and correct as of such date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT,
MERGER SUB AND KRATOS

        Parent, Merger Sub and Kratos jointly and severally represent and warrant to the Company as follows:

        Section 4.1    Organization, Standing and Power.    Kratos is a corporation duly organized, validly existing and in good standing under the laws of its place of organization and has the requisite corporate power and authority to carry on its business as now being conducted. Parent is a corporation duly organized, validly existing and in good standing under the laws of its place of organization and has the requisite corporate power and authority to carry on its business as now being conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its place of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted.

        Section 4.2    Authority.    On or prior to the date of this Agreement, the respective Boards of Directors of Kratos, Parent and Merger Sub have declared the Merger advisable and have approved this Agreement. Each of Kratos, Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Kratos, Parent and Sub, the execution, and the consummation by Kratos, Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Kratos, Parent and Sub, subject to the filing of the appropriate Articles of Merger as required by the IBCL and the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by Kratos, Parent and Sub, and (assuming the valid authorization, execution and delivery of this Agreement by the Company, and the validity and binding effect hereof on the Company) this Agreement constitutes the valid and binding obligation of Kratos, Parent and Merger Sub enforceable against each of them in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies.

        Section 4.3    Consents and Approvals; No Violation.

          (a)   Assuming that all consents, approvals, authorizations and other actions described in clauses (i) through (iii) of the last sentence of this Section 4.3(b) have been obtained or been taken, as applicable, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, any provision of (i) the Certificate of Incorporation or Bylaws of Kratos, Parent and Merger Sub, each as amended to date, (ii) any agreement between Kratos, Parent or Merger Sub and the respective shareholders of each or any note, bond mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to either Parent, Kratos or Merger Sub and (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Kratos, Parent or Merger Sub other than, in the case of clauses (i), (ii) or (iii) of the last sentence of Section 4.3(a), any such violations or defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Kratos, Parent or Sub, materially impair the ability of Kratos, Parent or Merger Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

          (b)   No filing or registration with, or authorization, consent or approval of, any domestic (federal, state and local), foreign or supranational court, board, department, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Kratos, Parent or Merger Sub in connection with the execution and delivery of this Agreement by Kratos, Parent or Sub, or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for:

              (i)  the filing of the Articles of Merger with the Secretary of State of the State of Indiana, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business,

             (ii)  such filings relating to the Registration Statement and under the HSR Act; and

            (iii)  such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Kratos, Parent or Sub, materially impair the ability of Kratos, Parent or Merger Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

        Section 4.4    Brokers.    Any broker, investment banker or other Person that is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Kratos, Parent or Merger Sub shall be paid by Parent.

        Section 4.5    Certificate of Incorporation and Bylaws of Merger Sub.    Merger Sub has heretofore made available to Company a complete and correct copy of Merger Sub's Certificate of Incorporation and Bylaws, each as amended to date. Merger Sub's Certificate of Incorporation and Bylaws are in full force and effect. Merger Sub is not in violation of any provision of its Certificate of Incorporation or Bylaws.

        Section 4.6    SEC Documents; Financial Statements.    As of their respective filing dates, the Form 10-K for the fiscal year ended December 31, 2006, the Form 10-Q for the quarterly period ended March 31, 2007 and the Form 10-Q for the quarterly period ended June 30, 2007 for Kratos (the "Kratos SEC Documents") complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, and none of the Kratos SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The financial statements of Kratos, including the notes thereto included in the Kratos SEC Documents (the "Kratos Financial Statements"), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other. The Kratos Financial Statements fairly present in all material respects the consolidated financial condition, operating results and cash flow of Kratos and its

Subsidiaries at the dates and during the periods presented therein (subject, in the case of unaudited statements, to normal, recurring yearend adjustments).

        Section 4.7    Representations and Warranties.    Each of the representations and warranties contained in this Article IV will be true and correct as of the Closing Date, except for (A) changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Company and (B) those representations and warranties which address matters only as of a particular date, in which case, those shall be true and correct as of such date

        Section 4.8    Financial Capacity.    At Closing, Kratos and Parent Group Members will have sufficient funds available to pay the Aggregate Merger Consideration.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

        Section 5.1    Conduct of Business by the Company Pending the Merger.    Except as expressly permitted herein or as set forth in Section 5.1 of the Company Disclosure Schedule, from the Execution Date through the Effective Time, the Company shall, and cause its Subsidiaries to, carry on the Business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule (with specific reference to the applicable subsection below), the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent:

          (a)   (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (b)   issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible for or exchangeable into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their terms as of the date hereof;

          (c)   create any subsidiary or amend the Company Charter or Company Bylaws or amend or terminate any Employment Agreement;

          (d)   acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the ordinary course of business consistent with past practice;

          (e)   sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets other than sales of inventory that are in the ordinary course of business consistent with past practice;

          (f)    (i) incur any indebtedness for borrowed money or make any loans, advances or capital contributions to, or other investments in, any other Person, other than in the ordinary course of business consistent with past practices or (ii) post any bond or enter into any letter of credit or other similar arrangement;

          (g)   provide any guarantee, including any performance guarantee or any guarantee of indebtedness for borrowed money, other than in the ordinary course of business;

          (h)   alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company;

          (i)    enter into or adopt any, amend or terminate any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan or employment, retention or consulting agreement or other similar agreement or arrangement, other than in the ordinary course of business;

          (j)    increase the compensation payable or to become payable to its directors, officers or employees (except for increases in the ordinary course of business consistent with past practice) or grant any severance or termination pay to, any director or officer of the Company, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, retention or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

          (k)   knowingly violate or knowingly fail to perform any obligation or duty imposed upon it by any applicable federal, state, local or foreign law, rule, regulation, guideline or ordinance, or under any order, settlement agreement or judgment;

          (l)    make any change to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles);

          (m)  prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (it being understood and agreed that Parent shall be permitted to review and comment upon any Tax Return for a period of at least ten business days prior to its filing);

          (n)   make or rescind any express or deemed tax election related to Taxes or change any of its methods of reporting income or deductions for Tax purposes;

          (o)   commence any litigation or proceeding with respect to any material Tax liability or settle or compromise any material Tax liability or commence any other litigation or proceedings or settle or compromise any other material claims or litigation;

          (p)   enter into, amend or terminate any agreement or contract with any customer, supplier, sales representative, agent or distributor other than in the ordinary course of business; or purchase any real property; or make or agree to make any new capital expenditure or expenditures except in the ordinary course of business consistent with past practice;

          (q)   except in the ordinary course of business consistent with past practice, enter into or amend any agreement or contract with any other Person pursuant to which the Company is the licensor or licensee of any Intellectual Property;

          (r)   pay, discharge or satisfy any claims, liabilities or obligations (whether or not absolute, accrued, asserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities adequately reflected or reserved against in, the most recent financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice that would not otherwise have a Material Adverse Effect on the Company; or

          (s)   authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        Section 5.2    No Solicitation.    The parties hereby agree that the Company shall not, nor shall it authorize or permit any officer, director, employee, investment banker, financial advisor, attorney or other advisor or representative of the Company or any Subsidiary to, directly or indirectly (i) solicit, initiate, or encourage the submission of, any Purchase Proposal, (ii) enter into any agreement with respect to or approve or recommend any Purchase Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Purchase Proposal.

ARTICLE VI

ADDITIONAL AGREEMENTS

        Section 6.1    Company Shareholder Approval.    Promptly after the Execution Date, the Company shall call a shareholder meeting for the purpose of voting on this Agreement and the Merger. The materials provided to the Company's shareholders shall be subject to review and approval by Parent and shall include information regarding the Company, the terms of the Merger and this Agreement.

        Section 6.2    Access to Information.    Subject to currently existing contractual and legal restrictions applicable to the Company (all of which are disclosed in Section 3.20(a), (b), (c), (4), (e),(g) and (h) of the Company Disclosure Schedule), the Company shall afford to the accountants, counsel, financial and other advisors, affiliates and other representatives of Parent (collectively, "Parent Representatives") reasonable access to, and permit them to make such inspections as they may reasonably require of, during the period from the Execution Date through the Effective Time, all of its properties, books, contracts, commitments and records (including engineering records and Tax Returns and the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, the Company shall (i) make available promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request and (ii) promptly make available to Parent all personnel of the Company knowledgeable about matters relevant to such inspections. The Company shall cooperate with Parent and all Parent Representatives in connection with, and in furtherance of, all of the foregoing for any reasonable purpose of Parent. All information obtained by Kratos, Parent, or Merger Sub pursuant to this Section 6.2 shall be kept confidential in accordance with the letter dated May 10, 2007 from BB&T Capital Markets to Kratos relating to the confidentiality of information from the Company (the "Confidentiality Agreement").

        Section 6.3    Indemnification of Directors and Officers.    From and after the Effective Time, Parent shall indemnify and hold harmless all officers and directors of the Company to the same extent and in the same manner such Persons are indemnified as of the date of this Agreement by the Company pursuant to the IBCL, the Company Charter, Company Bylaws for acts or omissions occurring following the Effective Time. The Company may elect to obtain, pay for and have in effect at the Closing a directors' and officers' liability insurance policy covering the present and former directors and officers of Company (the "Company Indemnified Parties") for the period beginning on the Closing and ending upon the final disposition of any Indemnified Liabilities asserted or made prior to the sixth anniversary of the Closing (the "Tail Policy"). The Tail Policy, if any, shall have coverage limits as determined by the Company and shall indemnify, defend and hold harmless the Company Indemnified Parties against all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including reasonable attorneys' fees and expenses, that are paid in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of or pertaining to the fact that such person was a director or officer of Company whether pertaining to any matter existing at or prior to the Closing and whether asserted or claimed prior to, at or after the Closing ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement, in each case to the fullest extent permitted under Company's charter documents in effect immediately prior to the Closing and under Indiana Law as the same exists or may hereafter be amended to indemnify its own directors or officers, as the case may be.

        Section 6.4    Notification of Certain Matters.    Parent shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of: (a) the occurrence, or non-occurrence, of any event or circumstance, the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (i) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement and made by it not to be complied with or satisfied in all material respects, and (b) any failure of Parent, Sub, or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. In addition to, and not in lieu of, the foregoing, the Company shall use its reasonable best efforts to give prompt notice to Parent of any change, circumstance or event which would be reasonably likely to have a Material Adverse Effect on the Company. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect in any way the remedies available hereunder to the party receiving such notice.

        Section 6.5    Fees and Expenses.    Except as otherwise set forth herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

        Section 6.6    Reasonable Best Efforts.

          (a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties; provided, however, that, with respect to Sections 6.6(a)(i) and 6.6(a)(ii), except for all filing fees related to obtaining any necessary approvals for the Merger under the HSR Act which fees shall be paid by Parent, Parent shall not have any obligation to offer or pay any consideration in order to obtain any such consents, approvals or waivers; provided, further, however, that, with respect to Sections 6.6(a)(i) and 6.6(a)(ii), the Company shall not offer or pay any consideration, or make any agreement or understanding affecting the Business or the assets, properties or liabilities of the Company, in order to obtain any such consents, approvals or waivers, except with the prior written consent of Parent which consent shall not be unreasonably withheld or delayed, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, or the consummation of the transactions contemplated hereby, including seeking to have any stay, temporary restraining order or preliminary injunction entered by any court or other

  Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

          (b)   Each party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

          (c)   Notwithstanding anything to the contrary contained in this Agreement (including Section 6.6(a) hereof), in connection with any filing or submission required or action to be taken by either Parent or the Company or any Governmental Entity to effect the Merger and to consummate the other transactions contemplated hereby, the Company shall not, without Parent's prior written consent, commit to any divestiture transaction, and neither Parent nor any of its affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of Parent or any of its Subsidiaries, or take any action that otherwise would have a Material Adverse Effect on Parent or the Company.

        Section 6.7    Public Announcements.    Prior to the Closing, the Parties will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without the prior written consent of the other party, except as may be required by applicable law or regulation, in which case the party making such disclosure will first provide to the other party the text of the proposed disclosure, the reasons such disclosure is required and the time and manner in which the disclosure is intended to be made.

        Section 6.8    Shareholders' Representative.

          (a)   The Board of Directors of the Company, shall appoint Rollin M. Dick (the "Shareholders' Representative") as the agent and attorney-in-fact for and on behalf of each Previous Equityholder to:

              (i)  give and receive notices and communications, organize or assume the defense of claims, agree to, negotiate, or enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any claim; and

             (ii)  take all other actions specified in this Agreement to be taken by the Shareholders' Representative and to take all actions necessary or appropriate in the judgment of the Shareholders' Representative for the accomplishment of the foregoing.

          By accepting any consideration under this Agreement, each Previous Equityholder shall be deemed to irrevocably appoint and authorize the Shareholders' Representative to act as his or her agent hereunder with such powers as are delegated hereunder to the Shareholders' Representative and to take such other actions necessary or appropriate in the judgment of the Shareholders' Representative for the accomplishment of the foregoing. The Shareholders' Representative shall act in the best interest of the Previous Equityholders as the Shareholders' Representative shall determine. No bond shall be required of the Shareholders' Representative and the Shareholders' Representative shall receive no compensation for services rendered from any of the Company, the Surviving Corporation, Merger Sub or Parent, it being understood that any expenses of Shareholders' Representative shall be reimbursed by the Previous Equityholders Pro Rata (first from the Shareholders' Representative Account as below provided). Notices or communications to or from the Shareholders' Representative shall constitute notice to or from any applicable Previous Equityholder. Any decision, act, consent or instruction of the Shareholders' Representative shall constitute a decision of all Previous Equityholders and shall be final, binding and conclusive upon each of the Previous Equityholders and Parent may rely upon any written decision, act, consent or instruction of the Shareholders' Representative. Parent is hereby relieved from any liability to any Person for any acts done by it in accordance with such written decision, act, consent or instruction of the Shareholders' Representative. The Shareholders' Representative shall not be held liable for acts done by it in good faith. In the event that the Shareholders' Representative dies, is disabled or otherwise becomes unable to serve in such capacity pursuant to this Agreement, the Previous Equityholders shall elect a Previous Equityholder to serve as the Shareholders' Representative by majority vote of the Previous Equityholders. Each Previous Equityholder shall have one (1) vote for each Company Share owned immediately prior to the Effective Date.

          (b)   (i)    At the Closing, Parent shall deposit Two Hundred Thousand Dollars ($200,000) of the Closing Cash Consideration (the "Shareholders' Representative Account Fund") into an interest-bearing account in the name of the Shareholders' Representative for the benefit of the Previous Equityholders (the "Shareholders' Representative Account"). Subject to Section 6.9(b)(ii) the Shareholders' Representative Account Fund shall remain in the Shareholders' Representative Account up to the later of the Final Release Date or the date that any dispute (if any) between the Shareholders' Representative and Parent pursuant to this Agreement has been resolved ("Shareholders' Representative Fund Release Date"). Payment of the Shareholders' Representative Account Fund on the Shareholders' Representative Fund Release Date shall be made on a Pro Rata basis to the Previous Equityholders.

             (ii)  Notwithstanding any other provision of this Agreement or otherwise, the Shareholders' Representative is authorized to draw upon the Shareholders' Representative Account to pay expenses as he deems, in good faith, to be necessary or appropriate in connection with the defense of Company Indemnity Claims, or the enforcement on behalf of the Previous Equityholders of their rights under this Agreement, and such other costs and expenses incurred in connection with the consummation of any transaction contemplated by this Agreement.

        Section 6.9    Holdback Consideration.

          (a)   At the Closing, Parent shall withhold the Cash Holdback Amount and the Stock Holdback Amount from the Closing Merger Consideration (the "Holdback Consideration") in order to (i) fund any reduction in the Aggregate Merger Consideration resulting from a negative Adjustment Amount, if applicable, and (ii) serve as security for any Indemnity Payment. The Cash Holdback Amount shall accrue interest at a rate of prime per annum until distributed in accordance with this Section 6.9.

          (b)   Parent shall pay the Holdback Consideration in accordance with the following:

              (i)  On the next business day after the twelve (12) month anniversary of the Effective Time (the "First Release Date"), subject to the terms of this Agreement, Parent shall (A) pay each Non-Qualified Shareholder that has surrendered Certificates for cancellation and has received therefor the Common Stock Closing Consideration in accordance with the terms of this Agreement, cash equal to his or her NQSH Pro Rata portion of an amount equal to fifty percent (50%) of the sum of the Cash Holdback Amount less (a) the Cash Holdback Consideration Percentage of any Indemnity Payments resolved prior to the First Release Date and (b) the Cash Holdback Consideration Percentage of any Unresolved Amount pursuant to Section 6.9(e) and (B) issue to each Qualified Shareholder that has surrendered Certificates for cancellation and has received therefor the Common Stock Closing Consideration in accordance with the terms of this Agreement, the number of shares of Kratos Common Stock equal to (1) his or her QSH Pro Rata portion of an amount equal to fifty percent (50%) of the sum of the Stock Holdback Amount less (a) the Stock Holdback Consideration Percentage of any Indemnity Payments resolved prior to the First Release Date and (b) the Stock Holdback Consideration Percentage of any Unresolved Amount pursuant to Section 6.9(e), divided by (2) the Kratos Stock Price.

             (ii)  On the next business day after the twenty-one (21) month anniversary of the Effective Time (the "Final Release Date"), subject to the terms of this Agreement, Parent shall (A) pay each Non-Qualified Shareholder that has surrendered Certificates for cancellation and has received therefor the Common Stock Closing Consideration in accordance with the terms of this Agreement, cash equal to his or her NQSH Pro Rata portion of the remaining amount of the Cash Holdback Amount less the Cash Holdback Consideration Percentage of any Unresolved Amount pursuant to Section 6.9(e) and (B) issue to each Qualified Shareholder that has surrendered Certificates for cancellation and has received therefor the Common Stock Closing Consideration in accordance with the terms of this Agreement, the number of shares of Kratos Common Stock equal to (1) his or her QSH Pro Rata portion of the remaining amount of the Stock Holdback Amount less the Stock Holdback Consideration Percentage of any Unresolved Amount pursuant to Section 6.9(e), divided by (2) the Kratos Stock Price.

            (iii)  Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Section 6.9 such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code or under any provisions of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Previous Equityholders in respect of which such deduction or withholding was made by Parent. Notwithstanding any other provision of this Agreement or otherwise, the Previous Equityholders shall be responsible for any and all Taxes imposed upon them in respect of the consideration they receive in respect thereof.

          (c)   Subject to the terms of Sections 6.9(f) and 6.9(g), during the Survival Period, if in accordance with Section 6.10(a) below, and subject to Section 6.9(d) below, Parent is entitled to receive an Indemnity Payment, and, if there shall be any remaining Holdback Consideration being held by Parent, Parent shall (A) deduct from the Cash Holdback Amount the applicable amount of the Company Indemnity Claim multiplied by the Cash Holdback Consideration Percentage and (B) deduct from the Stock Holdback Amount the applicable amount of the Company Indemnity Claim multiplied by the Stock Holdback Consideration Percentage. Any amounts deducted by Parent from the Holdback Consideration in accordance with this Agreement or amounts withheld pursuant to clause (e) below shall be free and clear of any legal or equitable claim asserted by the Shareholders' Representative or any Previous Equityholder or any of their respective affiliates, successors, heirs, spouses, executors, administrators or legal representatives, including any common law or other right of offset.

          (d)   Notwithstanding the foregoing, no Indemnity Payment shall be paid until the aggregate amount of all Indemnity Payments exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the "Deductible"), after which Parent shall be entitled to receive from the Holdback Consideration, the aggregate amount of all Indemnity Payments less the Deductible, provided further that the aggregate Indemnity Payments to Parent Group Members shall not exceed ten percent (10%) of the Purchase Price (the "Indemnity Cap"); provided however, that in no event shall there be any liability beyond the remaining Holdback Consideration at any time. The Deductible and the Indemnity Cap shall not apply to any Company Indemnity Claim or Indemnity Payments resulting from any Damages arising from any Previous Equityholder's or Company's fraudulent conduct or intentional misrepresentations or any willful breach of the Agreement.

          (e)   If at the time payment is required to be made to the Previous Equityholders in respect of the Holdback Consideration, any Claim Notice (as defined below) given by Parent remains unresolved, Parent shall reduce the amount of such payment by the maximum aggregate amount of exposure of Company Indemnity Amount of Parent for all matters reflected in all such unresolved Claim Notices (the "Unresolved Amount"), pending final determination of such matters. To the extent it is finally determined that Parent was not entitled to deduction of such amounts, Parent shall promptly pay to the Previous Equityholders the appropriate portion of the payments in respect of the Holdback Consideration.

          (f)    (i)    In order to be entitled to receive any Indemnity Payment, Parent shall, during the Survival Period, give the Shareholders' Representative a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any Company Indemnity Claim (such as the identity of the parties and the general nature of the claim) to the extent reasonably practicable and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such matter, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such matter is based; provided, however, that (A) a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which an Indemnity Payment will be sought shall be given promptly after the action or suit is commenced; and (B) failure to give such notice shall not limit Parent's entitlement to an Indemnity Payment hereunder except to the extent the Previous Equityholders shall have been prejudiced by such failure.

             (ii)  After the giving of any Claim Notice pursuant hereto, the Shareholders' Representative shall have a period of thirty (30) days within which to respond to the Claim Notice by providing a written notice to Parent. If the Shareholders' Representative does not respond in writing within such 30-day period, the Shareholders' Representative shall be deemed to have irrevocably accepted the Claim Notice for an Indemnity Payment and shall have no further right to contest such Claim Notice. If the Shareholders' Representative does respond within such 30-day period and rejects such Claim Notice in whole or in part, the amount of the Indemnity Payment, if any, shall be determined: (A) by the written agreement between Parent and the Shareholders' Representative; (B) by a final judgment or decree of an arbitrator or any court of competent jurisdiction (as permitted hereby); or (C) by any other means to which Parent and the Shareholders' Representative shall agree. Any part of any Indemnity Payment not rejected by the Shareholders' Representative shall be deducted from the Holdback Consideration. The judgment or decree of an arbitrator or a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

          (g)   (i)    In the event Parent becomes aware of any claim, action or suit referred to in this Section 6.9 (a "Third-Party Claim"), Parent shall promptly provide a Claim Notice to the Shareholders' Representative with respect to such Third-Party Claim. The Shareholders' Representative, at the Shareholders' Representative's sole cost and expense, has the right, exercisable by written notice to Parent within thirty (30) days after receipt of a Claim Notice from Parent with respect to a Third-Party Claim, to be represented by counsel of its choice and reasonably acceptable to Parent and to assume, control, defend against, negotiate and otherwise deal with any proceeding, claim, or demand which relates to any such Third-Party Claim in accordance with the limits set forth in this Agreement.

             (ii)  Parent may participate in the defense of any Thu-A-Party Claim that the Shareholders' Representative is defending as provided in this Section 6.9(g) with counsel of Parent's choice and at its expense. If the Shareholders' Representative does not assume the defense of a Third-Party Claim in accordance with this Section 6.9(g), Parent shall have the right to control such defense. If the Shareholders' Representative has assumed the defense of a Third-Party Claim as provided in this Section 6.9(g), the Shareholders' Representative will not be liable for any legal expenses subsequently incurred by Parent in connection with the defense of the Third-Party Claim; provided, however, that if the Shareholders' Representative fails to take reasonable steps necessary to defend diligently such Third-Party Claim or abandons the defense of such Third-Party Claim, Parent may assume its own defense and the Shareholders' Representative will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The party controlling the defense of such Third-Party Claim shall keep the other party advised of the status of such Third-Party Claim and the defense thereof and shall consider in good faith the recommendations made by the other party with respect thereto.

            (iii)  Neither Parent nor the Shareholders' Representative shall have the right to settle any Third-Party Claim without the consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the consent of Parent shall not be required if (1) any amounts payable pursuant to such settlement or compromise do not exceed aggregate value of the Holdback Consideration less any Unresolved Amount (or if the Shareholders' Representative agrees to pay any excess amount) and (2) such settlement is solely for money damages, includes a complete written release of Parent and the Surviving Corporation from all liability with respect to such Third-Party Claim and does not impose any injunctive or equitable relief or other operational restrictions on Parent or the Surviving Corporation. Except to the extent provided in the preceding sentence, no settlement of any such Third-Party Claim shall be determinative of the amount of any claim against the Shareholders' Representative or the Holdback Consideration.

            (iv)  The Parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. In the event that the Shareholders' Representative has consented to settlement of a Third-Party Claim pursuant to the provisions of this Section 6.9(g), the Shareholders' Representative shall have the power or authority to object to the amount of any claim by Parent against the Holdback Consideration or the Shareholders' Representative in the amount of such settlement.

        Section 6.10    Indemnification of Parties.

          (a)    Indemnification by Company.    Each Parent Group Member shall be entitled to be indemnified from any and all of the Damages related to any Company Indemnity Claim in accordance with the provisions set forth in Section 6.9 and Section 6.10 hereof.

          (b)    Indemnification by Parent.    Parent, Kratos, and Merger Sub agree to indemnify, defend and hold harmless the Company and each of its Shareholders, directors, officers, agents and employees from and against any and all Damages based upon, arising out of, or otherwise in respect of, which may be incurred by virtue of or result from: (i) the inaccuracy in or breach of any representation, warranty, covenant or agreement made by or on behalf of Parent, Kratos or Merger Sub in this Agreement (including all schedules and exhibits hereto) or in any certificate delivered by or on behalf of Parent, Kratos or Merger Sub pursuant hereto; or (ii) enforcing the indemnification provided for hereunder.

          (c)    No Contribution.    The Previous Equityholders shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation or any Affiliated Person of the Surviving Corporation in connection with any indemnification obligation or any other liability to which such shareholder may become subject under or in connection with this Agreement. Notwithstanding the foregoing, the rights of any Company Indemnified Parties under the Tail Policy shall not be impaired by the provisions of this Section 6.10(c).

          (d)    Exclusive Remedy.    The parties hereto acknowledge and agree that the provisions of this Article VI with respect to indemnification shall be the exclusive remedy for Kratos and Parent Group Members from and after the Closing Date.

        Section 6.11    Resignations.    On the Closing Date, the Company shall cause to be delivered to Parent duly signed resignations from the members of the Company's board of directors and, as contemplated by this Agreement, the applicable officers of the Company, effective immediately after the Closing and shall take such other action as is necessary to accomplish the foregoing.

        Section 6.12    Guarantee of Kratos.    Kratos hereby guarantees the payment by Parent of any amounts payable by Parent pursuant to the Merger or otherwise pursuant to this Agreement and will cause Parent to perform all of its other obligations under this Agreement (including, without limitation, the payment of the Purchase Price) in accordance with its terms.

        Section 6.13    Tax Matters.    The parties hereto agree that, to the maximum extent permitted under Treasury Regulation 1.1502-76 and other existing guidance, costs arising on the Closing Date or in connection with the Closing are deductible in the Company's final tax return.

        Section 6.14    Registration Statement.    Subject to the terms hereof, with respect to any Registration Statement prepared and filed by Parent in accordance with Section 2.11, Parent shall (i) prepare and file the Registration Statements with the SEC for the resale of the shares of Kratos Common Stock issuable to the Qualified Shareholders pursuant to this Agreement, (ii) cause such Registration Statement(s) to be declared effective under the Securities Act of 1933, as amended, and (iii) apply for additional listing on the Nasdaq Global Select Market of the Kratos Common Stock issuable to the Qualified Shareholders pursuant to this Agreement. The Qualified Shareholders shall provide promptly to Parent such information as may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto. Parent shall have no obligation to cause the Registration Statement to be declared effective by the SEC if the Qualified Shareholders fail to comply with the information and cooperation obligations set forth in this Section 6.14.

        Section 6.15    Continuing Employees.    Employees of the Company who continue employment with the Surviving Corporation or Kratos or Parent ("Continuing Employees") following the Closing shall receive salary and benefits which in the aggregate are comparable to the salary and benefits received immediately prior to Closing from the Company or to the salary and benefits received by similarly situated employees of Kratos or Parent. Continuing Employees shall receive past service credit for their service with the Company and any Affiliate Person of the Company (including for periods prior to the Company's acquisition of the Affiliated Person) for purposes of eligibility, vesting and (except for a defined benefit plan) accrual of benefits under any employee benefit plan of Surviving Corporation, Kratos or Parent under which they are eligible to participate on or after Closing. In the event Continuing Employees become eligible under any group health plan of Kratos or Parent following Closing, such Continuing Employees shall receive credit for any co-payments, deductibles or other out-of-pocket expenses paid under a group health plan of the Company or Surviving Corporation for the year in which the change occurred.

        Section 6.16    Discounted Engagements.    In the event that Parent incurs any loss relating to a Discounted Engagement during the Survival Period, Parent shall be entitled to deduct the lesser of (i) fifteen percent (15%) of the revenue on such Discounted Engagement or (ii) the negative gross margin on such Discounted Engagement, up to an aggregate amount of One Hundred Fifty Thousand Dollars ($150,000) (the "Discounted Loss Amount") from the Holdback Consideration by (A) reducing the Cash Holdback Amount by the product of (x) the Discounted Loss Amount and (y) the Cash Holdback Consideration Percentage and (B) reducing the Stock Holdback Amount by the product of (x) the Discounted Loss Amount and (y) the Stock Holdback Consideration Percentage.

        Section 6.17    Assistance with Financing.    The Company agrees to reasonably assist Kratos, Parent and Merger Sub in timely obtaining the financing contemplated by the commitment letter, dated as of October 26, 2007, in connection therewith (the "Financing"), including, without limitation, by (A) assisting in the preparation of offering circulars, confidential information memoranda and rating agency presentations with respect to the Financing, as applicable, (B) delivering such Financial and statistical information and projections relating to the Company and the Company Subsidiaries as may be reasonably requested in connection with the Financing, (C) arranging for the Company's independent accountants, lawyers and consultants to provide such services that may be reasonably required in respect of the financing (including the preparation of financial statements, pro forma financial statements and comfort letters, in each case in compliance with requirements for financings of this sort and otherwise satisfactory to the lenders), (D) making appropriate officers of the Company available for due diligence meetings and for participation in meetings with rating agencies and prospective lenders, (E) providing timely access to diligence materials and appropriate personnel to allow lenders and their representatives to complete all appropriate diligence, (F) obtaining reliance letters addressed to the agents and lenders in respect of the Financing providing for the right of such agents and lenders to rely on any legal opinions, solvency opinions or fairness opinions delivered to Kratos, Parent and/or Merger Sub in connection herewith, and (G) providing assistance with respect to the review and granting of security interests in collateral for the financing, and obtaining any consents associated therewith (including prefiling of UCC financing statements which is hereby authorized).

ARTICLE VII

CONDITIONS PRECEDENT TO THE MERGER

        Section 7.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a)    Shareholder Approval.    This Agreement shall have been duly approved by the requisite vote of the Shareholders in accordance with applicable law and the Company Charter and Company Bylaws.

          (b)    Approvals.    All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity that are necessary to effect the Merger or any of the transactions contemplated hereby shall have been obtained, shall have been made or shall have occurred.

          (c)    No Order.    No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of Parent's Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal.

          (d)    Nasdaq Listing.    The shares of Kratos Common Stock issuable to the Qualified Shareholders pursuant to the terms of this Agreement, and such other shares required to be reserved for issuance in connection with the Merger, shall have been authorized for listing on the Nasdaq Global Select Market upon official notice of issuance.

        Section 7.2    Conditions to Obligation of the Company to Effect the Merger.    The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a)    Performance of Obligations: Representations and Warranties.    Each of Parent, Merger Sub and Kratos shall have performed in all material respects each of its agreements contained in this

  Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of Parent, Merger Sub and Kratos contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received certificates signed on behalf of each of Parent, Merger Sub and Kratos by its Chief Executive Officer and Chief Financial Officer to such effect.

          (b)    Opinion.    Parent shall deliver to the Company an opinion of counsel to Parent and Merger Sub in the form of Exhibit D.

          (c)    Material Adverse Change.    Since the date of this Agreement, there shall have been no Material Adverse Change with respect to Parent, Merger Sub or Kratos. The Company shall have received a certificate signed on behalf of each of Parent, Merger Sub and Kratos by its Chief Executive Officer and Chief Financial Officer to such effect.

        Section 7.3    Conditions to Obligations of Parent and Merger Sub to Effect the Merger.    The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a)    Performance of Obligations; Representations and Warranties.    The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as permitted by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

          (b)    Consents.

              (i)  The Company shall have obtained the consent or approval of (x) each Person or Governmental Entity listed on Schedule 7.3(b) and (y) each Person or Governmental Entity whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement (including any Company Agreement) or instrument, except as to which the failure to obtain such consents and approvals would not, in the reasonable opinion of Parent, individually or in the aggregate, have a Material Adverse Effect on the Company or Parent or upon the consummation of the transactions contemplated in this Agreement.

             (ii)  In obtaining any approval or consent required to consummate any of the transactions contemplated herein, no Governmental Entity shall have imposed or shall have sought to impose any condition, penalty or requirement which, in the reasonable opinion of Parent, individually or in aggregate would have a Material Adverse Effect on the Company or Parent.

          (c)    Material Adverse Change.    Since the date of this Agreement, there shall have been no Material Adverse Change with respect to the Company. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (d)    Company Stock Options.    All stock options granted under the Company Stock Option Plan shall have been exercised or cancelled prior to the Effective Time.

          (e)    Dissenting Shares.    Holders of not more than seven percent (7%) of the outstanding shares of the Company Common Stock at the Closing Date shall have properly exercised and not revoked their rights to dissent to the Merger under Chapter 44 of the IBCL.

          (f)    Opinion.    The Company shall deliver to Parent and Merger Sub an opinion of counsel to the Company in the form of Exhibit E.

          (g)    Non-competition and Non-interference Agreement.    The execution and delivery by Rollin M. Dick and Stephen C. Hilbert of a non-competition and non-interference agreement with Parent in the form attached hereto as Exhibit F (the "Non-Competition Agreement"), pursuant to which such Persons agree not to compete or interfere with the business of the Company or Parent for a period of three (3) years from the Closing.

          (h)    Parent Employment Agreement.    The execution and delivery by Howard W. Bates of employment agreements with Parent in the form attached hereto as Exhibit G (the "Parent Employment Agreement").

          (i)    Resignations.    The Company shall deliver to Parent and Merger Sub the resignations pursuant to Section 6.11.

          (j)    Schedules.    The Company shall have delivered the Closing Cash Schedule, the Closing Indebtedness Schedule, the Closing Capital Lease Obligations Schedule and Schedule 2.9(a) to Parent two (2) business days prior to the Effective Time and such schedules shall be complete and accurate as of the Effective Time.

          (k)    FIRPTA Certificate.    The delivery by the Company of a certificate, signed by the Company under penalties of perjury, substantially in the form attached hereto as Exhibit H (the "FIRPTA Certificate").

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

        Section 8.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the Shareholders:

          (a)   by mutual written consent of Parent and the Company;

          (b)   by Parent if (i) any representation or warranty of the Company contained in this Agreement shall be materially inaccurate or shall have been breached in any material respect as of the date of this Agreement, or shall have become materially inaccurate or shall be breached in any material respect as of a date subsequent to the date of this Agreement (as if made on such subsequent date) (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, (A) all materiality qualifications and similar qualifications contained or incorporated directly or indirectly in such representations and warranties shall be disregarded, and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded) or (ii) any of the covenants or obligations of the Company contained in this Agreement shall have been breached in any material respect; provided, however, that if an inaccuracy in or breach of any representation or warranty of the Company as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by the Company is curable by the Company through the use of commercially reasonable efforts during the ten (10) business day period commencing on the date Parent notifies the Company in writing of the existence of such inaccuracy or breach, then Parent may terminate this Agreement under this Section 8.1(b) as a result of such inaccuracy or breach only after the expiration of such ten (10) business day period, provided the Company continues to exercise commercially reasonable efforts to cure such inaccuracy or breach during such ten (10) business day period;

          (c)   by the Company if (i) any representation or warranty of Parent, Merger Sub and Kratos contained in this Agreement shall be materially inaccurate or shall have been breached in any material respect as of the date of this Agreement, or shall have become materially inaccurate or shall be breached in any material respect as of a date subsequent to the date of this Agreement (as if made on such subsequent date) (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, all materiality qualifications and similar qualifications contained or incorporated directly or indirectly in such representations and warranties shall be disregarded) or (ii) any of the covenants or obligations of Parent, Merger Sub and Kratos contained in this Agreement shall have been breached in any material respect; provided, however, that if an inaccuracy in or breach of any representation or warranty of Parent, Merger Sub and Kratos as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by Parent, Merger Sub and Kratos is curable by Parent through the use of commercially reasonable efforts during the ten (10) business day period commencing on the date the Company notifies Parent in writing of the existence of such inaccuracy or breach, then the Company may terminate this Agreement under this Section 8.1(c) as a result of such inaccuracy or breach only after the expiration of such ten (10) business day period, provided Parent, Merger Sub or Kratos, as the case may be, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach during such ten (10) business day period; or

          (d)   by either Parent or the Company if the Merger has not been effected on or prior to the close of business on December 31, 2007; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any party (A) whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, resulted in, or contributed to, the failure of the Merger to have occurred on or prior to the aforesaid date or (B) who has failed to comply in all material respects with any of its covenants or agreements contained in this Agreement, which failure to comply has not been cured, or (iii) by either Parent or the Company if any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

        Section 8.2    Effect of Termination.    In the event of termination of this Agreement by either Parent or the Company, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent, Merger Sub or their respective officers or directors (except for the last sentence of Section 6.2, Section 6.9(d) and the entirety of Section 6.5, which shall survive the termination); provided, however, that nothing contained in this Section 8.2 shall relieve any party hereto from any liability for any breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

        Section 8.3    Amendment.    This Agreement may be modified or amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, in the case of Merger Sub or the

Company, or Parent, at any time before or after approval of the matters presented in connection with the Merger by the Shareholders, but, after any such approval, no modification or amendment shall be made which by law requires further approval by such Shareholders without such further approval; provided, however, that no modification or amendment of this Agreement or of any provision of this Agreement shall be valid or enforceable unless in writing duly executed by each of the parties hereto; provided, further, however, that the Company acknowledges and agrees that only the President of Parent shall be able to bind Parent hereunder with respect to any modification or amendment of this Agreement.

        Section 8.4    Waiver.    At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party; provided, however, that the Company acknowledges and agrees that only Parent shall be able to bind Parent hereunder with respect to any extension or waiver of the agreements, obligations, terms or conditions of this Agreement. No failure of any party to exercise any power given such party hereunder or to insist upon strict compliance by any party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of that party's right to demand exact compliance with the terms hereof. Any waiver shall not obligate that party to agree to any further or subsequent waiver or affect the validity of the provision relating to any such waiver.

ARTICLE IX

GENERAL PROVISIONS

        Section 9.1    Notices.    All notices, consents, approvals, requests and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    If to Parent, Merger Sub, or the Surviving Corporation, to:

    Kratos Government Solutions, Inc.
    4810 Eastgate Mall
    San Diego, CA 92121
    Attention: President
    Facsimile No.: (858) 812-9351

    with copy to:

    Kratos Defense and Security Solutions, Inc.
    4810 Eastgate Mall
    San Diego, CA 92121
    Attention: General Counsel
    Facsimile No.: (858) 228-2048

    and a copy to:

    Morrison & Foerster LLP
    12531 High Bluff Drive, Suite 100
    San Diego, CA 92130

    Attention: Scott M. Stanton, Esq.
    Facsimile No.: (858) 720-5125

    If to the Company (prior to the Effective Time), to:

    Haverstick Consulting, Inc.
    6270 Corporate Drive, Suite 100
    Indianapolis, IN 46278
    Attention: Mr. Stephen C. Hilbert
    Facsimile No.: (317) 218-1705

    with a copy to:

    Venable LLP
    8010 Towers Crescent Drive, Suite 300
    Vienna, VA 22182
    Attention: Elizabeth R. Hughes, Esq.
    Facsimile No.: (703) 760-1600

    If to the Shareholders' Representative:

    MH Equity Investors
    Corporate Drive, Suite 200
    Indianapolis, IN 46278
    Attention: Rollin M. Dick
    Facsimile No.: (317) 218-1705

    with a copy to:

    MH Equity Investors
    Corporate Drive, Suite 200
    Indianapolis, IN 46278
    Attention: Stephen C. Hilbert
    Facsimile No.: (317) 218-1705

        Section 9.2    Interpretation.    When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, captions and headings contained in this Agreement are solely for convenience of reference and shall not be used to interpret or construe this Agreement. Any references in this Agreement to "herein," "hereto," "herewith" or "hereunder" shall be to this Agreement as a whole. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All parties have participated in the negotiation and review of this Agreement and no provision of this Agreement shall be construed more strictly against any party. All remedies hereunder are cumulative, except as otherwise provided in this Agreement.

        Section 9.3    Counterparts.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        Section 9.4    Entire Agreement; Third-Party Beneficiaries.    This Agreement, together with the Company Disclosure Schedule and the other documents and instruments executed in connection herewith and except for the last sentence of Section 6.2, is an integrated document and contains the sole and entire agreement and understanding between the parties as to the matters contained herein, and except as expressly provided herein, fully supersedes and merges any and all prior and contemporaneous agreements, understandings, proposals, negotiations, arrangements and/or discussions, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 6.3 and as expressly provided herein, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, provided that the parties hereto agree that the Shareholders' Representative shall be a third-party beneficiary to this Agreement and shall have the right, on behalf of the Previous Equityholders to enforce any provision of this Agreement that survives the Effective Date and remains a continuing obligation of Parent and/or Surviving Corporation. This Agreement shall be construed and interpreted without reference to the principle that a contract is to be construed against the drafter of the contract, it being acknowledged that the provisions of this Agreement have been drafted by the parties during negotiations.

        Section 9.5    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The Federal Arbitration Act shall apply to this Agreement.

        Section 9.6    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent may assign or pledge as collateral this Agreement or any of the rights or interests hereunder to an affiliate of Parent or to any financing sources. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        Section 9.7    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible. If the parties fail to so agree within ten (10) business days of such determination that any term or other provision is invalid, illegal or incapable of being enforced, such holding shall not affect the validity or enforceability of any other aspect hereof (or of such provision in another jurisdiction) and the parties agree and hereby request that the court or arbitrator(s) make such valid modifications to (or replacement of, if necessary) the invalid provision as are necessary and reasonable to most closely approximate the parties' intent as evidenced hereby as a whole.

        Section 9.8    Survival of Representations, Warranties and Agreements.    The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any Person shall survive the Effective Time for a period of twenty-one (21) months (the "Survival Period").

        Section 9.9    Enforcement of this Agreement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. Notwithstanding Section 9.11, it is accordingly agreed that the parties hereto and the Disputing Parties (as hereinafter defined) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof; provided, however, that, subject to Section 9.11, such remedy shall be in addition to any other remedy to which any party is entitled at law or in equity. Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding and waives any objection based on forum non conveniens or any other objection to venue thereof.

        Section 9.10    Dispute Resolution.

          (a)    Dispute.    Any controversy, claim or dispute of whatever nature, including claims for fraud in the inducement and disputes as to arbitrability, arising between the Shareholders'

  Representative (including the Previous Equityholders), on the one hand, and any Parent Group Member, on the other hand (each, a "Disputing Party") under this Agreement or in connection with the transactions contemplated hereunder, including those arising out of or relating to the breach, termination, enforceability, scope, validity, or making of this Agreement, whether such claim existed prior to or arises on or after the Closing Date (a "Dispute"), shall be resolved by good faith negotiations among the Disputing Parties, such negotiation not to exceed a period of thirty (30) consecutive days (the "Negotiation Period"). In the event a Dispute remains unresolved following the Negotiation Period, such Dispute shall be resolved by binding arbitration, unless the Disputing Parties otherwise agree. The agreement to arbitrate contained in this section shall continue in full force and effect despite the expiration, rescission or termination of this Agreement.

          (b)    Arbitration; Submission to Jurisdiction.    Neither Disputing Party shall commence an arbitration proceeding pursuant to the provisions of this Agreement unless such Disputing Party shall first give a written notice (a "Dispute Notice") to the other Disputing Party setting forth the nature of the Dispute. The Dispute shall be determined by binding arbitration in Dallas, Texas within twenty (20) business days after receipt of a Dispute Notice. The arbitration shall be conducted in accordance with the CPR Institute for Dispute Resolution ("CPR") Rules for Non-Administered Arbitration ("CPR Rules"), subject to any modifications contained in this Agreement. The Dispute shall be determined by a single, neutral arbitrator, except that if the Dispute involves an amount in excess of Four Hundred Thousand Dollars ($400,000) (exclusive of interest and costs), three arbitrators shall be appointed. The Disputing Parties shall agree upon the arbitrator(s) within the (10) business days after receipt of a Dispute Notice. Each arbitrator shall be a retired state or federal judge or an attorney with at least fifteen (15) years of business litigation experience. Each arbitrator shall be a "neutral" arbitrator and not appointed by either Disputing Party. If the Disputing Parties are unable to agree upon the arbitrator(s) within such period, the arbitrator(s) shall be selected by CPR in accordance with the CPR Rules. An award shall be made by a majority of the arbitrators. The arbitrator(s) shall base the award on the "four corners" of the Agreement, and only when the answer to a Dispute is not contained therein, shall the arbitrators look to the governing law designated herein and judicial precedent in accordance with the terms hereof to resolve the Dispute. Without limiting the foregoing, nothing herein contained shall be deemed to give the arbitrator(s) any authority, power or right to change, modify, add to or subtract from this Agreement (except as expressly provided herein).

              (i)  The arbitrators shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including equitable remedies, rescission, specific performance of any obligation created under the Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process. The arbitrators shall award to the prevailing party, if any, as determined by the arbitrators, all of such party's reasonable Expenses.

             (ii)  Discovery will be limited to an exchange of directly relevant documents and answers to interrogatories. Depositions will not be taken except as needed in lieu of a live appearance. The arbitrator(s) shall resolve any discovery disputes. The arbitrator(s) and counsel of record will have the power of subpoena process as provided by law. The Disputing Parties knowingly and voluntarily waive their rights to have any Dispute tried and adjudicated by a judge or a jury.

            (iii)  The arbitration shall be governed by the substantive laws of the State of Indiana, applicable federal laws and the CPR Rules, regardless of laws that might otherwise govern under applicable principles of conflicts of laws thereof. Judgment upon award rendered may be entered in any court having jurisdiction.

            (iv)  Except as otherwise required by law or in court proceedings to enforce this Agreement or an award rendered hereunder or to obtain interim relief, the Disputing Parties and the arbitrator(s) agree to keep confidential and not disclose to third parties any information or documents obtained in connection with the arbitration process, including the resolution of the Dispute. If either Disputing Party fails to proceed with arbitration as provided in this Agreement, or unsuccessfully seeks to stay the arbitration, or fails to comply with the arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other Disputing Party shall be entitled to be awarded Expenses paid or incurred in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.

             (v)  Each of the Disputing Parties hereto irrevocably submits in any suit, action or proceeding arising out of or related to, and permitted by, this Agreement or any of the transactions contemplated hereby to the non-exclusive jurisdiction (including personal jurisdiction) of the Federal or state courts in the States of Indiana, and each party waives any and all objections to jurisdiction and to forum (including forum non conveniens) that they may have under the laws of the United States or any such State.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, Kratos, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

KRATOS GOVERNMENT SOLUTIONS, INC.
By:
Print Name:
Title:
KRATOS DEFENSE AND SECURITY SOLUTIONS, INC.
By:
Print Name:
Title:
HAVERSTICK ACQUISITION CORPORATION
By:
Print Name:
Title:
HAVERSTICK CONSULTING, INC.
By:
Print Name:
Title:

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

1

 SCHEDULE A

PARTIES TO SHAREHOLDER AGREEMENTS

1.
Helen HCI LLC

2.
Menard, Inc.

3.
Conseco Life Insurance

4.
Tomisue Hilbert, or her successors, as Trustee under the Tomisue Hilbert Trust Agreement dated December 19, 1996, and as the same may be amended

5.
HF General Partnership, a Virginia partnership

6.
John R. Menard, Jr. W.S. Farish & Co.

8.
Howard W. Bates

9.
Mark K. Gormley

10.
Robert A. Spass

1

 SCHEDULE 2.5(B)

SURVIVING CORPORATION OFFICERS

1

 SCHEDULE 2.9(A)

COMMON STOCK CLOSING CONSIDERATION

1

 SCHEDULE 3.17(A)

RM Rights

        DTI Associates has joint ownership of the RM design and data with ATK Tactical Systems Company, LLC, a Delaware limited liability company ("ATK"). DTI Associates has the right to use the RM design and data (i) for future procurements of Oriole rocket motors from ATK without any royalty payment and (ii) to sell Oriole rocket systems and/or Oriole launch services to third parties.

        "RM" means the Oriole Rocket Motor as referenced under Contract No. ORI-0002 between DTI Associates, Inc. and ATK Tactical Systems Company, LLC for the manufacture of Oriole Rocket Motors, dated December 16, 2002.

        "RM Applications" means sounding rocket, suborbital research and target rocket applications.

1

 SCHEDULE 3.26

CLAIMS AND INVOICES

        "Collected Amount" means any amount collected for the completion of milestone M4, as set forth on Attachment 2 to that certain Customer Agreement by and between the Customer and DTI Associates Incorporated.

        "Invoice Amount" means invoices for milestone payments in the aggregate amount of One Hundred Eighty-Five Thousand Dollars ($185,000) for the completion of the Selected Milestones.

        "Milestones" means the milestones under the Customer Agreement, including without limitation, any amounts requested pursuant to that certain Customer Letter.

        "Selected Milestones" means milestones M5, M6 and M7, as set forth in Attachment 2 to the Customer Agreement.

        For purposes of the Agreement and this Schedule 3.26, the terms "Customer", "Customer Agreement" and "Customer Letter" shall have the meanings as specifically agreed to by Parent and the Company prior to the Execution Date.

1

 SCHEDULE 6.16

DISCOUNTED ENGAGEMENT

        "Discounted Engagement" shall mean any engagement with Milwaukee Electric Tool Corporation ("MET") in which the labor rates have been discounted as a direct result of any settlement arrangement by and between MET and the Company relating to patent infringement matters arising prior to the Effective Time.

1

 SCHEDULE 7.3(B)

LIST OF REQUIRED CONSENTS

1

 COMPANY DISCLOSURE SCHEDULE

1

 CLOSING CASH SCHEDULE

1

 CLOSING CAPITAL LEASE OBLIGATIONS SCHEDULE

1

 CLOSING INDEBTEDNESS SCHEDULE

1

 EXHIBIT A

SHAREHOLDERS AGREEMENT

1

 EXHIBIT B

ARTICLES OF MERGER

1

 EXHIBIT C

CERTIFICATE OF MERGER

1

 EXHIBIT D

OPINION OF LEGAL COUNSEL TO PARENT

1

 EXHIBIT E

OPINION OF LEGAL COUNSEL TO COMPANY

1

 EXHIBIT F

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

1

 EXHIBIT G

PARENT EMPLOYMENT AGREEMENT

1

 EXHIBIT H

FIRPTA CERTIFICATE

1

QuickLinks

  Exhibit 3.30
FOURTH AMENDED AND RESTATED ARTICLES OF INCORPORATION OF HAVERSTICK CONSULTING, INC.
ARTICLES OF CORRECTION HAVERSTICK CONSULTING, INC.
PLAN OF MERGER OF HAVERSTICK ACQUISITION CORPORATION WITH AND INTO HAVERSTICK CONSULTING, INC.
WITNESSETH
ARTICLES OF MERGER OF HAVERSTICK ACQUISITION CORPORATION (A Delaware Corporation) WITH AND INTO HAVERSTICK CONSULTING, INC. (An Indiana Corporation)
Article I SURVIVING CORPORATION
Article II NONSURVIVING CORPORATION
Article III PLAN OF MERGER
Article IV MANNER OF ADOPTION AND VOTE
Article V EFFECTIVE DATE
EXHIBIT A
TABLE OF CONTENTS
EXHIBITS & SCHEDULES
AGREEMENT AND PLAN OF MERGER
RECITALS
ARTICLE I DEFINITIONS; CONSTRUCTION
ARTICLE II THE MERGER
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND KRATOS
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS
ARTICLE VI ADDITIONAL AGREEMENTS
ARTICLE VII CONDITIONS PRECEDENT TO THE MERGER
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER
ARTICLE IX GENERAL PROVISIONS
SCHEDULE A PARTIES TO SHAREHOLDER AGREEMENTS
SCHEDULE 2.5(B) SURVIVING CORPORATION OFFICERS
SCHEDULE 2.9(A) COMMON STOCK CLOSING CONSIDERATION
SCHEDULE 3.17(A) RM Rights
SCHEDULE 3.26 CLAIMS AND INVOICES
SCHEDULE 6.16 DISCOUNTED ENGAGEMENT
SCHEDULE 7.3(B) LIST OF REQUIRED CONSENTS
COMPANY DISCLOSURE SCHEDULE
CLOSING CASH SCHEDULE
CLOSING CAPITAL LEASE OBLIGATIONS SCHEDULE
CLOSING INDEBTEDNESS SCHEDULE
EXHIBIT A SHAREHOLDERS AGREEMENT
EXHIBIT B ARTICLES OF MERGER
EXHIBIT C CERTIFICATE OF MERGER
EXHIBIT D OPINION OF LEGAL COUNSEL TO PARENT
EXHIBIT E OPINION OF LEGAL COUNSEL TO COMPANY
EXHIBIT F NON-COMPETITION AND NON-SOLICITATION AGREEMENT
EXHIBIT G PARENT EMPLOYMENT AGREEMENT
EXHIBIT H FIRPTA CERTIFICATE